    As filed with the Securities and Exchange Commission on April 25, 2008
                                                            File No. 333-132399
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                        Post-Effective Amendment No. 3
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                        PHL VARIABLE INSURANCE COMPANY
            (Exact name of registrant as specified in its charter)

       Connecticut                   6311                   06-1045829
     (State or other          (Primary Standard                (IRS
       jurisdiction        Industrial Classification Employer Identification
   of incorporation or           Code Number)                Number)
      organization)

                               One American Row
                              Hartford, CT 06102
                                (800) 447-4312
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              John H. Beers, Esq.
                        PHL Variable Insurance Company
                               One American Row
                            Hartford, CT 06102-2899
                                (860) 403-5050
(Name, address, including zip code, and telephone number, including area code, of agent for service)

May 1, 2008 or as soon as practicable after the registration statement becomes effective.
         (Approximate date of commencement of proposed sale to public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.

================================================================================

                                                                         [LOGO]

--------------------------------------------------------------------------------

                                                        PHOENIX FOUNDATIONS(SM)

                                                           Equity Index Annuity

          PHLVIC VARIABLE
    SEPARATE ACCOUNT MVA1               May 1, 2008                 PROSPECTUS

                   PHOENIX FOUNDATIONS EQUITY INDEX ANNUITY

                                  Issued by:

                PHL Variable Insurance Company ("PHL Variable")
         (a wholly owned subsidiary of Phoenix Life Insurance Company)


 PROSPECTUS                                                       May 1, 2008


PHL Variable is offering the Phoenix Foundations Equity Index Annuity, a group and individual single premium deferred equity indexed annuity contract ("contract"). The contract is an "annuity contract" because it will provide a stream of periodic income payments commonly known as an "annuity." It is a "deferred" annuity contract because annuity payments are deferred during the first phase of the contract, called the "accumulation period," during which you may invest in the investment options available under the contract. The "annuity period" of the contract begins when your annuity payments start. It is an "equity indexed" contract because you may invest in available "indexed accounts" that earn index credits linked to the performance of an index based on specified equity-based indexes. (Currently, the S&P 500 Index is the index to which the Indexed Accounts are linked. There is also a Fixed Account currently available under the contract that guarantees a fixed minimum rate of interest on your investment.) This Prospectus provides important information that a prospective investor should know before investing. Please retain this Prospectus for future reference.

Contracts are available through Phoenix Equity Planning Corporation ("PEPCO"), the principal underwriter for the contracts.

Neither the Securities and Exchange Commission ("SEC") nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

PEPCO is not required to sell any specific number or dollar amount of securities but will use its best efforts to sell the securities offered.

Your investment in the contract is subject to possible loss of principal and earnings, since a surrender charge and market value adjustment may apply to withdrawals or upon surrender of the contract. PHL Variable does not guarantee that the contract will have the same or similar indexed accounts or the Fixed Account for the period you own the contract. We may add and delete indexed accounts which may result in your investment in the contract earning no return even if the index associated with the indexed account increases in value. We guarantee that the contract will have at least one indexed account. You should carefully consider whether or not this contract is an appropriate investment for you as compared to other investments that may offer comparable returns with a guarantee of principal and earnings and/or without the imposition of a surrender charge or a market value adjustment. Please see the "Risk Factors" section on page 4.

It may not be in your best interest to purchase a contract to replace an existing annuity contract or life insurance policy. You must understand the basic features of the proposed contract and your existing coverage before you decide to replace your present coverage. You must also know if the replacement will result in any tax liability. The contract may not be available in all states. An investment in this annuity contract is not

..  a bank deposit or obligation; or

.. guaranteed by any bank or by the Federal Insurance Deposit Corporation or any other government agency.

If you have any questions, please contact:

                                      [GRAPHIC]
                                                PHL Variable Insurance Company
                                                Annuity Operations Division
                                                PO Box 8027
                                                Boston, MA 02266-8027
                                      [GRAPHIC] Tel. 800/541-0171



                               TABLE OF CONTENTS


Heading                                            Page
-------------------------------------------------------

Glossary..........................................    3
S&P 500(R) Index..................................    3
Contract Snapshot.................................    3
  Features........................................    3
  Risk Factors....................................    4
The Accumulation Period...........................    5
  Contract Value..................................    5
  Premium.........................................    5
  Premium Allocation..............................    6
  Reallocation of Contract Value..................    6
Contract Features.................................    6
  Death Benefit...................................    6
   Before Maturity Date...........................    6
   After Maturity Date............................    6
  Fixed Account and Interest Rates................    7
  Indexed Accounts and Index Credit...............    7
   Indexed Account A..............................    7
   Indexed Account B..............................    8
   Indexed Account C..............................    8
  Nursing Home Waiver.............................   10
  Terminal Illness Waiver.........................   10
  Withdrawals and Surrenders......................   10
Charges...........................................   10
  Market Value Adjustment.........................   10
  Surrender Charges...............................   11
  State and Local Tax.............................   11
The Annuity Period................................   12
  Annuity Payments................................   12
  Fixed Annuity Payment Options...................   12
Miscellaneous Provisions..........................   13
  Amendments to Contracts.........................   13
  Assignment......................................   13
  Free Look Period................................   13
  Misstatements...................................   13
  Ownership of the Contract.......................   13


Heading                                            Page

  Payment Deferral................................   14
  Termination.....................................   14
Taxes.............................................   14
  Introduction....................................   14
  Company Income Tax Status.......................   14
  Taxation of Annuities in General--Nonqualified
   Plans..........................................   14
  Additional Considerations.......................   15
  Taxation of Annuities in General--Qualified
   Plans..........................................   16
Description of PHL Variable.......................   18
  Overview........................................   18
  Adoption of New Accounting Standards............
  Accounting Standards Not Yet Adopted............   20
  Critical Accounting Estimates...................   21
  General Account.................................   24
  Separate Accounts...............................   24
  Debt and Equity Securities Held in General
   Account........................................   24
  Liquidity and Capital Resources.................   27
  Contractual Obligations and Commercial
   Commitments....................................   28
  Off-Balance Sheet Arrangements..................   28
  Reinsurance.....................................   28
  Statutory Capital and Surplus and Risk-Based
   Capital........................................   28
Management's Discussion and Analysis of Financial
  Condition and Results of Operations.............   29
  Selected Financial Data.........................   29
  Executive Compensation and Management Ownership
   of PNX Shares..................................   31
  The Separate Account............................   32
The Phoenix Companies, Inc.--Legal Proceedings
  about Company Subsidiaries......................   33
Distributor.......................................   33
Experts...........................................   34
Annual Statements.................................   34
APPENDIX A--Deductions for State and Local Taxes..  A-1


                          INCORPORATION BY REFERENCE


  The SEC allows us to "incorporate by reference" information that we file with the SEC into this prospectus, which means that incorporated documents are considered part of this prospectus. We can disclose important information to you by referring you to those documents. This prospectus incorporates by reference our Annual Report on Form 10-K for the year ended December 31, 2007, and the definitive proxy statement filed by the Phoenix Companies, Inc. pursuant to Regulation 14A on March 7, 2008.


  After the date of this prospectus and before we terminate the offering of the securities under this prospectus, all documents or reports we file with the SEC under the Securities Exchange Act of 1934 are also incorporated herein by reference, which means that they also legally become a part of this prospectus.

  Statements in this prospectus, or in documents that we file later with the SEC and that legally become a part of this prospectus, may change or supersede statements in other documents that are legally part of this prospectus. Accordingly, only the statement that is changed or replaced will legally be a part of this prospectus.

  We file our Securities Exchange Act of 1934 documents and reports, including our annual and quarterly reports on Form 10-K and Form 10-Q, electronically on the SEC's "EDGAR" system using the identifying number CIK No. 0001031223. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

  The address of the site is http:// www.sec.gov. You also can view these materials at the SEC's Public Reference Room at 100 F Street NE, Room 1580, Washington, DC 20549-2001. For more information on the operations of the SEC's Public Reference Room, call 1-800-SEC-0330.

  If you have received a copy of this prospectus, and would like a free copy of any document incorporated herein by reference (other than exhibits not specifically incorporated by reference into the text of such documents), please call our Annuity Operations Division at 800-541-0171 or write to us at PHL Variable Insurance Company, Annuity Operations Division, PO Box 8027, Boston, MA 02266-8027.

Glossary
--------------------------------------------------------------------------------

  The following is a list of terms and their meanings when used throughout this Prospectus. We have bolded and italicized the first occurrence for each term used after this glossary.

Account: Indexed or fixed account.

Account Value: The value available in each account for annuitization or surrender before the application of any surrender charge or market value adjustment.

Annuitant/Joint Annuitant: The person(s) on whose life the annuity benefit depends. There may be one or more annuitants. One is the primary annuitant and the other is considered the joint annuitant.

Beneficiary: The person who receives the death benefits. If there is no surviving beneficiary, the owner will be the beneficiary. If the owner is not living, the estate of the owner will be the beneficiary.

Contract Anniversary: The same month and date as the contract date in the years following the contract date. If the date does not exist in a month, the last day of the month will be used.

Contract Date: The date on which the contract is issued.

Contract Value: Sum of the account value of each of the accounts.

Contract Year: The 12-month period beginning on the contract date and each 12-month period thereafter.

Fixed Account: Interest is credited daily on the account value allocated to this account at rates that are declared annually.

Free Withdrawal Amount: You may withdraw up to 10% of the contract value in a contract year without a market value adjustment or surrender charge.

Index: The measure used to determine the index credit for an indexed account.

Index Value: The published value of the index, excluding any dividends paid by the companies that comprise the index.

Indexed Account: Each indexed account earns an index credit linked to the performance of an index.

Maturity Date: The date on which annuity payments begin.

Market Value Adjustment: A calculated amount that is applied to amounts withdrawn or surrendered before the end of the surrender charge period. It may be positive or negative.

Owner (owner, owners, you, your): Usually the person, persons or entity to whom we issue the contract.

PHL Variable (our, us, we, company): PHL Variable Insurance Company.

Separate Account: PHL Variable Separate Account MVA1.

Surrender Value: The contract value adjusted by any market value adjustment and less any applicable surrender and tax charges.

Written Request (in writing, written notice): Is a request signed by you and received in a form satisfactory to us.

S&P 500(R) Index
--------------------------------------------------------------------------------

  The contract is not sponsored, endorsed, sold or promoted by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"). S&P makes no representation or warranty, express or implied, to the owners of the contract or any member of the public regarding the advisability of investing in securities generally or in the contract particularly or the ability of the S&P 500(R) Index to track general stock market performance. S&P's only relationship to the company is the licensing of certain trademarks and trade names of S&P and of the S&P 500(R) Index which is determined, composed and calculated by S&P without regard to the company or the contract. S&P has no obligation to take the needs of the company or the owners of the contract into consideration in determining, composing or calculating the S&P 500(R) Index. S&P is not responsible for and has not participated in the determination of the prices and amount of the contract or the timing of the issuance or sale of the contract or in the determination or calculation of the equation by which the contract is to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the contract. S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500(R) INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE COMPANY, OWNERS OF THE CONTRACT, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500(R) INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500(R) INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Contract Snapshot
--------------------------------------------------------------------------------

  The following is a snapshot of the contract. Please read the rest of this Prospectus for more information.

  This prospectus contains information about the material rights and features of the contract that you should understand before investing. In certain states, this contract may be issued through a group trust, in which case you will receive a certificate in lieu of a contract. The use of the term "contract" in this Prospectus refers to either the contract or certificate that you will be issued.

FEATURES

..  Single premium payment.

..  Minimum premium payment of $25,000 for non-qualified and qualified contracts.

..  Maximum premium payment of $1,000,000 without our approval.

..  One fixed account and three indexed accounts are available for investing.
   The fixed account is not available in Alabama, Florida and Nevada.

.. Free Withdrawal Amount - during the surrender charge period, 10% of contract value each year free of any surrender charge and market value adjustments.

.. Market Value Adjustment - applied to any withdrawal or full surrender before the end of the surrender charge period, excluding the free withdrawal amount.

.. Surrender Charges - applied when you surrender your contract or request a withdrawal before the end of the surrender charge period specified in your surrender charge schedule, excluding the free withdrawal amount. You have the option of a 7-year or 5-year surrender charge schedule, and each has a different schedule of fees that will be levied upon surrender. If you elect the 5-year surrender charge schedule, you may receive a lower interest rate or index credit than under the 7-year surrender charge schedule.


.. State and Local Taxes - taken from the contract value upon premium payments, withdrawals, surrenders or commencement of annuity payments. Please see the "State and Local Tax" section of this prospectus for more information.


.. Death Benefit - payable upon owner's death. The Death Benefit equals the contract value at the time of death. Market value adjustments and surrender charges are waived. Federal tax on the increase in the contract value above the premium payments will be payable on the death benefit payment to the beneficiary.


.. You have the right to review and return the contract. If for any reason you are not satisfied, you may return it within ten (10) days (or later, if applicable state law requires) after you receive it and cancel the contract. Please see the "Free Look Period" section of this prospectus for more information.


RISK FACTORS
--------------------------------------------------------------------------------

.. Investment Risk - Principal and interest when credited are guaranteed by the company unless you make a withdrawal from or surrender the contract, which may be subject to a surrender charge and MVA. As the indexed accounts do not offer any minimum guaranteed index credit, you are assuming the risk that an investment in the indexed accounts could potentially offer no return. In addition, amounts withdrawn from an indexed account prior to the end of a contract year will not receive the index credit for that year.

.. Loss of Principal Risk - Withdrawals and surrenders from the contract in excess of the free withdrawal amount, prior to the end of the surrender charge period, are subject to a surrender charge and market value adjustment ("MVA"). A negative MVA is limited to the contract's interest or index credit earnings, therefore, the application of a negative MVA alone will not result in loss of principal. However, the combination of the surrender charge and MVA may result in loss of principal.

.. Risk That Accounts May Be Eliminated - The contract currently provides four accounts to which you may allocate your premium payment or contract value--three Indexed Accounts and one Fixed Account, as described in this prospectus. You should be aware that the contract permits us to eliminate any account as described below:

  . We may add and delete indexed accounts which may result in your investment in the contract earning no return even if the index associated with the indexed account increases in value. We guarantee that the contract will have at least one indexed account.

  . We reserve the right to eliminate any indexed account in our sole discretion upon thirty days written notice. We will only eliminate an indexed account at a contract anniversary, and you will earn the index credit for the indexed account for the prior contract year.

  . We reserve the right to eliminate the Fixed Account in our sole discretion upon thirty days notice and not add a new fixed account. We will only delete the Fixed Account on a contract anniversary, and you will earn the interest credited through the end of the prior contract year.

  Our ability to eliminate accounts at any time may adversely impact your contract value for the following reason. There are guarantees applicable to each of the three Indexed Accounts currently offered that provide a minimum participation in the increase in value of the S&P 500 Index, if any, with respect to your contract value allocated to the account. These guarantees are described in this prospectus. See "Indexed Account A", "Indexed Account B", "Indexed Account C". Similarly, there is a 1.5% minimum guaranteed interest rate applicable to the Fixed Account. The contract does not permit us to reduce or eliminate the guarantees applicable to any of these accounts as long as we continue to offer the accounts. However, we are permitted in our sole discretion to eliminate any account in the future. If we eliminate an account, you may reallocate any contract value that was invested in the account to another account available at that time. (Contract value may not remain in an account that has been eliminated.) If one or more of the accounts described in this prospectus is available at the time, you may reallocate your contract value to any of these accounts and the guarantees described in this prospectus will apply. However, the account or accounts currently available at the time you may reallocate your account value may not be described in this prospectus and may not provide any guarantees. Additionally, while the contract permits us to add new accounts, we are not required to do so. If we do add new accounts, the accounts may provide no guarantees, or guarantees that provide less protection than the guarantees applicable to the three Indexed Accounts or the Fixed Account currently available under the contract. For example, if we added an indexed account, the new indexed account may not have any guarantees, may be tied to an index other than the index in your current indexed account, may have a different formula for determining the index credit, and may be set up in a different manner to measure the index credit, among other differences. Accordingly, we may add and delete indexed accounts which may result in your investment in the contract earning no return even if the index associated with the indexed account increases in value. We guarantee that the contract will have at least one indexed account.

  Risk That We May Substitute an Index. You should be aware that even if we do not eliminate a particular indexed account, we may change the index used to measure the index credit applicable to such account upon thirty days written notice, which index we in our sole discretion deem to be appropriate. The new index would provide different performance than the old index. We are permitted to change an index only if the index for a particular indexed account is discontinued, our agreement with the sponsor of the index is terminated, or the index calculation is substantially changed. However, you should be aware that we may unilaterally terminate our agreement with the sponsor of an index without cause. Further, we may consider an index to have substantially changed if the fixed number of constituents materially changes in the index or the criteria for eligibility in the index with respect to size, liquidity, profitability and sector and/or market representation materially changed for the index. You will earn the index credit for the contract linked to the last published value of the replaced index before its replacement if we replace an index before a contract anniversary date. If an index is changed during a contract year, you will not participate in an increase in the value of either the old or new index for the remainder of the contract year. If we change the index, it will not affect the minimum guarantees, if any, in the indexed account. If you do not wish to remain in the indexed account with the replacement index, you have the option to allocate your contract value to the remaining accounts available under the contract. There may be only one remaining indexed account, and no fixed account, to which to allocate contract value.

  In either of the situations described above involving the elimination of an account or the change in an indexed account's index, if you do not wish to allocate your contract value to one or more remaining accounts available under the contract and accordingly wish to withdraw your contract value from the account or surrender the contract, you may be subject to a surrender charge and market value adjustment, which may result in a loss of principal and earnings.

  IF WE ELIMINATE ANY TWO OF THE THREE INDEXED ACCOUNTS DESCRIBED IN THIS PROSPECTUS, YOU MAY SURRENDER YOUR CONTRACT WITHOUT THE IMPOSITION OF A SURRENDER CHARGE AND/OR A NEGATIVE MARKET VALUE ADJUSTMENT WITHIN 45 DAYS OF THE DATE WE MAIL THE NOTICE TO YOU OF THE ELIMINATION OF THE SECOND INDEXED ACCOUNT DESCRIBED IN THIS PROSPECTUS.

.. Liquidity Risk - This product is designed for long-term investment and should be held for the length of the surrender charge period or longer. Some liquidity is provided through the free withdrawal provision. However, if you withdraw more than the free withdrawal amount, a surrender charge and MVA will be applied, which may result in the loss of principal and earnings.

The Accumulation Period
--------------------------------------------------------------------------------

  The contract can help you save for retirement or other long-term purposes during the accumulation period. The accumulation period begins on the contract date and continues until you begin to receive annuity payments. The contract is available in connection with certain retirement plans that qualify for special federal income tax treatments ("qualified plans"), as well as those that do not qualify for such treatment ("non-qualified plans"). Purchase of this contract through a qualified plan does not provide any additional tax deferral benefits beyond those provided by the contract. Accordingly, if you are purchasing this contract through a qualified plan, you should consider this contract for its annuity option benefits.

Contract Value
  Your contract value at any time during the accumulation period is equal to the sum of the account value of the Fixed Account and Indexed Accounts.

Premium
  The amount applied to this contract will be the single premium received minus a deduction for any applicable state and local tax. No benefit associated with any single premium will be provided until it is actually received by us.

  Generally, we require a minimum single premium payment of:

..  Nonqualified plans - $25,000

..  Qualified plans - $25,000

  A contract may not be purchased for a proposed owner who is 86 years of age or older. A premium payment in excess of $1,000,000 requires our prior approval. We reserve the right to reject any application or waive this limitation, at our sole discretion.

  Your premium payment becomes part of the Separate Account, which supports our insurance and annuity obligations. For more information, see "PHL Variable and the Separate Account."

Fixed Account and Indexed Accounts

  Currently, one Fixed Account and three Indexed Accounts are available for investing. The Fixed Account is not available in Alabama, Florida, Massachusetts, Nevada, and Oregon. The Fixed Account earns interest daily, and the rate is declared annually and guaranteed for one year. Each of the Indexed Accounts earns index credits that are linked to the performance of the S&P 500(R) Index, and the index credits will never be less than 0%. For more information, please see the "Fixed Account and Interest Rates" and the "Indexed Accounts and Index Credit" sections of this Prospectus.


Premium Allocation
  Your premium payment will be applied within two business days after its receipt at our Annuity Operations Division if the application or order form is complete. If we do not receive all of the necessary application information, we will hold your premium payment while we attempt to complete the application. If the application is not completed within five business days, we will inform you of the reason for the delay and return your premium payment, unless you specifically consent to our holding it until the application is complete. Once we have all of your necessary application information, we will apply your premium payment as requested and issue your contract. Please note that prior to the completion of your application or order form, we will hold the premium in a suspense account, which is a non-interest-bearing account.

Reallocation of Contract Value
  During the 30 days before each contract anniversary, you may reallocate your contract value among the available accounts. You may make your reallocation request in writing, or by telephone. Written requests must be received in a form satisfactory to us at our Annuity Operations Division. The company and Phoenix Equity Planning Corporation ("PEPCO"), our national distributor, will use reasonable procedures to confirm that telephone reallocation requests are genuine. We require verification of account information and may record telephone instructions on tape. The company and PEPCO may be liable for following unauthorized instructions if we fail to follow our established security procedures. However, you will bear the risk of a loss resulting from instructions entered by an unauthorized third party that the company and PEPCO reasonably believe to be genuine. We must receive the request prior to the contract anniversary. Your request will be effective as of the contract anniversary, after index crediting for the past year. There is no charge for contract value reallocation.

Contract Features
--------------------------------------------------------------------------------

Death Benefit

..  Before Maturity Date

  A death benefit is payable as described below when any owner (or primary annuitant when the contract is owned by a non-natural person) dies.

..   Death of an Owner
   If the owner dies before the maturity date, the death benefit will be paid to the beneficiary.

..   Death of an Owner - Multiple Owners
   If there is more than one owner, a death benefit is payable upon the first owner to die. The death benefit is paid to the surviving owner(s) as the designated beneficiary(s).

..   Death of an Annuitant who is not the Owner
   If the owner and the annuitant are not the same individual and the annuitant dies prior to the maturity date, the owner becomes the annuitant, unless the owner appoints a new annuitant. If a joint annuitant dies prior to the maturity date, the owner may appoint a new joint annuitant; however, there may be tax consequences. The death of the annuitant or joint annuitant will not cause the death benefit to be paid.

..   Spousal Beneficiary Contract Continuance
   If the spouse of a deceased owner, as designated beneficiary, is entitled to receive all or some portion of the death benefit amount, the spouse may elect to continue the contract as the new owner. This election is only allowed prior to the maturity date and can be elected only one time. When the spouse elects to continue the contract, the death benefit amount that the spouse is entitled to receive will become the new contract value for the continued contract.

..   Ownership of the Contract by a Non-Natural Person
   If the owner is not an individual, and the primary annuitant dies before the maturity date, we will pay the death benefit to the owner. If a joint annuitant dies, a death benefit will not be paid. The owner may appoint a new joint annuitant.

  The death benefit amount equals the contract value as of the date of death. No market value adjustment, surrender charge or index credit for the year in which the death occurred will be included in the death benefit calculation. The death benefits provided under this contract will not be less than the minimum benefits required by the state where the contract is delivered.

..  After Maturity Date
  If an owner dies on or after the maturity date, any remaining annuity payments will be paid according to the annuity payment option in effect on the date of death. If there is a surviving owner, the payments will be paid to the surviving owner. If there is no surviving owner, the payments will be paid to the beneficiary. Payments may not be deferred or otherwise extended.

  If the annuitant and/or joint annuitant dies, any remaining period certain annuity payments will be paid according to the annuity payment option in effect on the date of death. If the annuitant and/or joint annuitant are survived by any owner(s), the payments will be paid to the owner(s). If not, the payments will be paid to the beneficiary. Payments may not be deferred or otherwise extended.

Fixed Account and Interest Rates
  The Fixed Account earns interest daily. The fixed interest rate is declared annually and is guaranteed for one year. While the company has no specific formula for determining the fixed interest rate, we may consider various factors, including, but not limited to the yields available on the instruments in which we intend to invest the proceeds from the contract, regulatory and tax requirements, sales commissions, administrative expenses, general economic trends and competitive factors. There is a 1.5% minimum guaranteed interest rate. Subsequent interest rates may be higher or lower than the initial fixed interest rate and are determined in our sole discretion. If you withdraw a portion of your contract value or surrender the contract, the market value adjustment, as described below, may result in a loss of the credited interest in the Fixed Account. The Fixed Account is not available in Alabama, Florida and Nevada.

  If we delete the Fixed Account, you will have the option to invest in indexed accounts only. There may be only one remaining indexed account into which to invest. We reserve the right to delete the Fixed Account at the contract anniversary in our sole discretion and not add a new fixed account.

  On the contract date, the account value of the Fixed Account is equal to the portion of the premium allocated to the fixed account. Thereafter, the account value for the Fixed Account equals:

   1.the initial allocation and any reallocation to the Fixed Account; plus

   2.interest credited; less

   3.any reallocation of contract value from the Fixed Account; less

   4.withdrawals (including applicable market value adjustments, surrender charges and tax deductions).

Indexed Accounts and Index Credit
  Currently, there are three different Indexed Accounts. On the contract date, the account value for an Indexed Account equals the portion of the premium allocated to the indexed account as of the contract date.

  On each contract anniversary, the account value equals:

   1.the account value immediately preceding the contract anniversary, multiplied by the resulting value of (1 + the applicable index credit); less

   2.reallocation, if any, from the indexed account; plus

   3.reallocation, if any, to the indexed account; less

   4.withdrawals (including applicable market value adjustments, surrender charges and tax deductions).

  Index credit is based on account value before reallocation. Reallocations are effective after the index crediting on each contract anniversary.

  On any other date, the account value for an indexed account equals:

   1.the account value for the indexed account on the preceding contract anniversary; less

   2.any withdrawals (including applicable market value adjustments, surrender charges and state and local tax deductions) from the Indexed Account since the preceding contract anniversary. Please see the "State and Local Tax" section on page 10 for more information about tax deductions.

  For the first contract year, the contract date is considered the preceding contract anniversary.

  Each of the Indexed Accounts earns index credits that are linked to the performance of the S&P 500(R) Index. The performance or index value of the S&P 500(R) Index is its published value, excluding any dividends paid by the companies that comprise the index. The index credit is calculated annually on each contract anniversary and is credited immediately. The index credit will never be less than the guaranteed minimum index credit. The guaranteed minimum index credit is 0% and will never be less than 0%, even if we add new indexed accounts. Therefore, you are assuming the risk that an investment in an indexed account could potentially offer no return. The index credit is based on the performance of the index for the last contract year. Amounts withdrawn or surrendered effective on the contract anniversary will receive the index credit for the past contract year. Amounts withdrawn or surrendered prior to the end of a contract year will not receive the index credit for that contract year.

..  Indexed Account A - Point-to-Point with Cap Indexed Account

  This account earns an index credit on each contract anniversary that is based on the performance of the Index for the past contract year. The index credit is subject to a maximum crediting percentage ("index cap"). To determine the index credit as a percentage, we first calculate the index growth, which equals:

  (index value on the contract anniversary / index value on the preceding contract anniversary)--1 and then we convert the decimal to the equivalent percentage.

  The index credit equals the lesser of the index growth and the applicable index cap, but will never be less than 0%.

  The index cap is the maximum index credit percentage that can be applied to the account value in any given contract year. For the first contract year, the initial index cap as shown on the contract schedule page is used. On each subsequent contract anniversary, a new index cap will be declared and guaranteed for the following contract year. The subsequent index caps may be higher or lower than the initial index cap, but will not be lower than the guaranteed minimum index cap.

  The guaranteed minimum index cap is 3%. Although it does not affect the guaranteed minimum index cap, your selection of the five or seven year surrender charge schedule may effect the index credit. See "Surrender Charges" section of this prospectus .


  If the index cap is 3% and the performance of the index is between 0% and 3%, the indexed account will be credited with the index growth amount of 0% through 3%. If the performance of the index is above 3%, the indexed account will be credited with the index credit of 3%. The company at its sole discretion will make the determination whether to declare an index cap above the guaranteed minimum index cap of 3%. While the company has no specific formula for determining an index cap above the minimum index cap of 3%, we may consider various factors, including, but not limited to the yields available on the instruments in which we intend to invest the proceeds from the contract, the costs of hedging our investments to meet our contractual obligations, regulatory and tax requirements, sales commissions, administrative expenses, general economic trends and competitive factors. For example, if the company, in its sole discretion, declares an index cap of 8%, and the performance of the index is between 0% and 8%, the indexed account will be credited with the index growth amount of 0% through 8%. In this case, if the performance of the index is above 8%, the indexed account will be credited with the index credit of 8%. At any time, if the performance of the index is below 0%, the indexed account will be credited with an index credit of 0%. Therefore, you are assuming the risk that an investment in this indexed account would offer no return.

.. Indexed Account B - Performance Trigger Indexed Account

  This account earns an index credit on each contract anniversary that is based on the performance of the Index for the past contract year.

  To determine the index credit as a percentage, we first calculate the index growth, which equals:

  (index value on the contract anniversary / index value on the preceding contract anniversary)--1 and then we convert the decimal to an equivalent percentage.

  The index credit equals the triggered rate if the index growth is greater than zero. If the index growth is zero or less, the index credit will be 0%.


  For the first contract year, the triggered rate as shown on the contract schedule page is used. On each subsequent contract anniversary, a new triggered rate will be declared and guaranteed for the following contract year. The subsequent triggered rates may be higher or lower than the initial triggered rate, but will not be lower than the guaranteed minimum triggered rate. The guaranteed minimum triggered rate is 2%. Although it does not affect the guaranteed minimum triggered rate, your selection of the five or seven year surrender charge schedule may effect the index credit. See "Surrender Charges" section of this prospectus.


  If the triggered rate is 2% and the index growth is greater than 0%, the indexed account will be credited with the triggered rate of 2%. The company, at its sole discretion, will make the determination to declare a triggered rate above the guaranteed minimum triggered rate. While the company has no specific formula for determining a triggered rate above the guaranteed minimum triggered rate, we may consider various factors, including, but not limited to the yields available on the instruments in which we intend to invest the proceeds from the contract, the costs of hedging to meet our contractual obligations, regulatory and tax requirements, sales commissions, administrative expenses, general economic trends and competitive factors. For example, if the company, in its sole discretion, declares a triggered rate of 5%, and the performance of the index is above 0%, the indexed account will be credited with an index credit of 5%. At any time, if the performance of the index is below 0%, the indexed account will be credited with an index credit of 0%. Therefore, you are assuming the risk that an investment in this indexed account could potentially offer no return.

..  Indexed Account C - Monthly Average with Spread Indexed Account

  This account earns an index credit on each contract anniversary that is based on the performance of the Index for the past contract year.

  To determine the index credit as a percentage, we first calculate the averaged index growth, which equals:

  ((the sum of the index values on each monthly processing dates during the contract year / 12) / index value on the preceding contract anniversary)--1 and then we convert the decimal to the equivalent percentage.

  Monthly processing date is defined as the same date of each month for the twelve months following the contract date or subsequent contract anniversary. If the date does not exist in a month the last day in the month will be used.

  The index credit equals the averaged index growth less the index spread, but will never be less than 0%.

  The index spread is the amount subtracted from the averaged index growth when the index credit is calculated. For the first contract year, the initial index spread as shown on the contract schedule page is used. On each subsequent contract anniversary, a new index spread will be declared and guaranteed for the following contract year. The subsequent index spreads may be higher or lower than the initial index spread, but will not be higher than the guaranteed maximum index spread. The guaranteed maximum index spread is 9%. Although it does not affect the guaranteed maximum index spread, your selection of the five or seven year surrender charge schedule may effect the index credit. For more information, see Surrender Charges. The company, at its sole discretion, will make the final determination as to the index spread declared. While the company has no specific formula for determining an index spread below the guaranteed maximum index spread, we may consider various factors, such as the yields available on the instruments in which we intend to invest the proceeds from the contract, the costs of hedging to meet our contractual obligations, regulatory and tax requirements, sales commissions, administrative expenses, general economic trends and competitive factors. For example, if the average index growth is 9% and the company, in its sole discretion, declares an index spread of 5%, the indexed account will be credited with an index credit of 4%. If the average index growth is 9%, and the company, in its sole discretion, uses the guaranteed maximum index spread at 9%, the indexed account will be credited with 0%. Therefore, you are assuming the risk that an investment in this indexed account could potentially offer no return.

  The contract currently provides four accounts to which you may allocate your premium payment or contract value--three Indexed Accounts and one Fixed Account, as discussed above. You should be aware that the contract permits us to eliminate any account as described below:

.. We may add and delete indexed accounts which may result in your investment in the contract earning no return even if the index associated with the indexed account increases in value. We guarantee that the contract will have at least one indexed account.

.. We reserve the right to eliminate any indexed account in our sole discretion upon thirty days written notice. We will only eliminate an indexed account at a contract anniversary, and you will earn the index credit for the indexed account for the prior contract year.

.. We reserve the right to eliminate the Fixed Account in our sole discretion upon thirty days notice and not add a new fixed account. We will only delete the Fixed Account on a contract anniversary, and you will earn the interest credited through the end of the prior contract year.

  Our ability to eliminate accounts at any time may adversely impact your contract value for the following reason. There are guarantees applicable to each of the three Indexed Accounts currently offered that provide a minimum participation in the increase in value of the S&P 500 Index, if any, with respect to your contract value allocated to the account. These guarantees are described in this prospectus above. Similarly, there is a 1.5% minimum guaranteed interest rate applicable to the Fixed Account. The contract does not permit us to reduce or eliminate the guarantees applicable to any of these accounts as long as we continue to offer the accounts. However, we are permitted in our sole discretion to eliminate any account in the future. If we eliminate an account, you may reallocate any contract value that was invested in the account to another account available at that time (contract value may not remain in an account that has been eliminated). If one or more of the accounts described in this prospectus is available at the time, you may reallocate your contract value to any of these accounts and the guarantees described in this prospectus will apply. However, the account or accounts currently available at the time you may reallocate your account value may not be described in this prospectus and may not provide any guarantees. Additionally, while the contract permits us to add new accounts, we are not required to do so. If we do add new accounts, the accounts may provide no guarantees, or guarantees that provide less protection than the guarantees applicable to the three Indexed Accounts or the Fixed Account currently available under the contract. For example, if we added an indexed account, the new indexed account may not have any guarantees, may be tied to an index other than the index in your current indexed account, may have a different formula for determining the index credit, and may be set up in a different manner to measure the index credit, among other differences. Accordingly, we may add and delete indexed accounts which may result in your investment in the contract earning no return even if the index associated with the indexed account increases in value. We guarantee that the contract will have at least one indexed account.

  You should be aware that even if we do not eliminate a particular indexed account, we may change the index used to measure the index credit applicable to such account upon thirty days written notice, which index we in our sole discretion deem to be appropriate. The new index would provide different performance than the old index. We are permitted to change an index only if the index for a particular indexed account is discontinued, our agreement with the sponsor of the index is terminated, or the index calculation is substantially changed. However, you should be aware that we may unilaterally terminate our agreement with the sponsor of an index without cause. Further, we may consider an index to have substantially changed if the fixed number of constituents materially changes in the index or the criteria for eligibility in the index with respect to size, liquidity, profitability and sector and/or market representation materially changed for the index. You will earn the index credit for the contract linked to the last published value of the replaced index before its replacement if we replace an index before a contract anniversary date. If an index is changed during a contract year, you will not participate in an increase in value of either the old or new index for the remainder of the contract year. If we change the index, it will not affect the minimum guarantees, if any, in the indexed accounts. If you do not wish to remain in the indexed account with the replacement index, you have the option to allocate your contract value to the remaining accounts available under the contract. There may be only one remaining indexed account, and no fixed account, to which to allocate contract value.

  In either of the situations described above involving the elimination of an account or the change in an indexed account's index, if you do not wish to allocate your contract value to one or more remaining accounts available under the contract and accordingly wish to withdraw your contract value from the account or surrender the contract, you may be subject to a surrender charge and market value adjustment, which may result in a loss of principal and earnings.

  IF WE ELIMINATE ANY TWO OF THE THREE INDEXED ACCOUNTS DESCRIBED IN THIS PROSPECTUS, YOU MAY SURRENDER YOUR CONTRACT WITHOUT THE IMPOSITION

OF A SURRENDER CHARGE AND/OR A NEGATIVE MARKET VALUE ADJUSTMENT WITHIN 45 DAYS OF THE DATE WE MAIL THE NOTICE TO YOU OF THE ELIMINATION OF THE SECOND INDEXED ACCOUNT DESCRIBED IN THIS PROSPECTUS.

Nursing Home Waiver
  Prior to the maturity date, you may surrender all or a portion of the contract value, adjusted by any applicable market value adjustment, without a surrender charge, provided that:

..  more than one year has elapsed since the contract date; and

.. the withdrawal is requested within two years of the owner's admission into a licensed nursing home facility; and

.. the owner has been confined to the licensed nursing home facility (as defined below) for at least the preceding 120 days.

  A licensed nursing home facility is defined as a state licensed hospital or state licensed skilled or intermediate care nursing facility at which medical treatment is available on a daily basis. The owner must provide us with satisfactory evidence of confinement by written notice. There is no fee for this waiver. This waiver is subject to state approval.

Terminal Illness Waiver
  Prior to the maturity date, you may surrender all or a portion of the contract value, adjusted by any applicable market value adjustment, without a surrender charge in the event of the owner's terminal illness. Terminal Illness is defined as an illness or condition that is expected to result in the owner's death within six months. The owner must provide us with a satisfactory written notice of terminal illness by a licensed physician, who is not the owner or a member of the owner's family. We reserve the right to obtain a second medical opinion from a physician of our choosing at our expense. There is no fee for this waiver. This waiver is subject to state approval.

Withdrawals and Surrenders
  You may request a withdrawal from or full surrender of the contract ("surrender") from the contract value at any time prior to the maturity date. Requests must be made in writing and should include tax-withholding information.

  You may withdraw up to 10% of the contract value in a contract year without a market value adjustment or surrender charge. This amount is referred to as the free withdrawal amount. During the first contract year, the free withdrawal amount will be determined based on the contract value at the time of the first withdrawal. In all subsequent years, the free withdrawal amount will be based on the contract value on the previous contract anniversary. Any unused percentages of the free withdrawal amount from prior years may not be carried forward to future contract years.

  Please note that withdrawal or surrender amounts in excess of the 10% free withdrawal amount before the end of the surrender charge schedule will be subject to a market value adjustment that can result in a loss or gain, a surrender charge and tax deduction(s).

Charges
--------------------------------------------------------------------------------

  IF WE ELIMINATE ANY TWO OF THE THREE INDEXED ACCOUNTS DESCRIBED IN THIS PROSPECTUS, YOU MAY SURRENDER YOUR CONTRACT WITHOUT THE IMPOSITION OF A SURRENDER CHARGE AND/OR A NEGATIVE MARKET VALUE ADJUSTMENT WITHIN 45 DAYS OF THE DATE WE MAIL THE NOTICE TO YOU OF THE ELIMINATION OF THE SECOND INDEXED ACCOUNT DESCRIBED IN THIS PROSPECTUS.

Market Value Adjustment
  A market value adjustment is applied to withdrawals or surrenders prior to the end of the surrender charge schedule elected. The market value adjustment is intended to approximate, without exactly replicating, the gains or losses that may be incurred by the company when it liquidates assets in order to satisfy certain contractual obligations, such as withdrawals or surrenders. When liquidating assets, the company may realize either a gain or loss because of a change in interest rates from the time of initial investment. The market value adjustment may result in a gain or loss to your contract value and applies to both fixed and indexed accounts.

  The market value adjustment equals the contract value withdrawn or surrendered in excess of the free withdrawal amount multiplied by the following:

                               1 + i          (n/12) -1
                           ---------------
                       [   1 + j + 0.0050 ]

  where:

  i - is the Treasury Constant Maturity yield as published by the Federal Reserve on the business day prior to the contract date for the maturity matching the duration of the surrender charge period;

  j - is the Treasury Constant Maturity yield as published by the Federal Reserve on the business day prior to the date of withdrawal or surrender for the maturity matching the remaining years in the surrender charge period (fractional years rounded up to the next full year);

  n - is the number of complete months from the time of withdrawal or surrender to the end of the surrender charge period.

  If a Treasury Constant Maturity yield for a particular maturity is not published, the yield will be interpolated between the yields for maturities that are published. If the Treasury Constant Maturity yields are no longer published, we will choose a suitable replacement, subject to any regulatory approvals and provide you with notice accordingly.

  A positive market value adjustment will increase the amount withdrawn or surrendered. There is no limit on a positive market value adjustment. A negative market value adjustment will decrease the amount withdrawn or surrendered. A negative market value adjustment will not decrease the amount withdrawn or surrendered by more than the interest or index credit earnings proportionately attributable to the withdrawal or surrender amount.

  The market value adjustment is waived on the free withdrawal amount, on death, and on annuitization if annuitization occurs after five contract years. The market value adjustment is not waived on the nursing home and terminal illness waivers.

Surrender Charges
  In addition to the application of a market value adjustment, a surrender charge may apply to a withdrawal or surrender of the contract prior to the end of the surrender charge period specified in your surrender charge schedule. The amount of a surrender charge depends on the period of time your premium payment is held under the contract and which surrender charge schedule you elected (refer to the charts shown below). You must elect a surrender charge schedule at the time of initial purchase of the contract and you cannot change it later. In general, we invest in fixed income securities that correspond to the assumed duration of our contractual obligations under the contract. We assume that generally, (1) a contract with a 5-year surrender charge schedule will be surrendered before a contract with a 7-year surrender charge schedule and (2) a certain number of contracts will be surrendered around the time that the surrender charge schedule expired. Based on these assumptions, the company will invest in shorter term fixed income securities for contract value with respect to the 5-year surrender charge schedule, while it invests in longer term fixed income securities for contract value with respect to the 7-year surrender charge schedule. Fixed income securities of a longer duration tend to earn a higher rate of interest than those of a shorter duration. Therefore, if you elect the 5-year surrender charge schedule, we may credit a lower interest rate or index credit than if you elected the 7-year surrender charge schedule, where we may credit a higher interest rate or index credit. The difference is not fixed and will vary based on market conditions, which we cannot predict.

  The surrender charge is designed to recover the expense of distributing contracts that are surrendered before distribution expenses have been recouped from revenue generated by these contracts. They are deferred charges because they are not deducted from the premium. Surrender charges are waived on the free withdrawal amount and on death benefits. Surrender charges will also be waived when you begin taking annuity payments provided your contract has been in effect for five years. For more information, see "Annuity Payment Options."

  Surrender charges are expressed as a percentage of the lesser of (1) and (2), where

  (1) is the result of

     (a) the gross amount withdrawn, less

     (b) the 10% free withdrawal amount, adjusted by

     (c) any applicable market value adjustment

  (2) the premium payment less any prior withdrawals for which a surrender charge was paid.

  Surrender charge schedules are as follows:

          7-Year Surrender Charge Schedule
          -----------------------------------------------------------
          Percent                     7%  7%  7%  6%  6%  5%  5%  0%
          -------------------------------------------------
          Complete Contract Years     0   1   2   3   4   5   6   7+
          -------------------------------------------------

              5-Year Surrender Charge Schedule
              ---------------------------------------------------
              Percent                     7%  7%  7%  6%  6%  0%
              ------------------------------------------
              Complete Contract Years     0   1   2   3   4   5+
              ------------------------------------------

  This contract allows you to choose between two distinct surrender charge schedules. You should consult with a qualified financial advisor before making your election.

  Since there may be a higher interest rate or index credit for one surrender schedule over the other schedule, you should carefully discuss your individual financial situation with your registered representative before you make an election.

  If you request a gross withdrawal of a specified amount, we will deduct the surrender charge from the amount requested. For a gross withdrawal, the surrender charge is calculated based on the gross amount. If you request a net withdrawal of a specified amount, we will deduct the surrender charge from the remaining contract value. For a net withdrawal, the surrender charge is calculated based on the net amount, plus the applicable surrender charge amount. The withdrawal amount, plus any applicable surrender charge for a net withdrawal, will be deducted from the affected fixed and indexed account on a pro rata basis.

  Any distribution costs not paid for by the surrender charge will be paid by PHL Variable from the assets of the General Account.

State and Local Tax
  State and local tax is considered any tax charged by a state or municipality on premium payments, whether or not it is characterized as premium tax or an excise tax. It is also other state or local taxes imposed or any other governmental fees that may be required based on the laws of the state or municipality of delivery, the owner's state or municipality of residence on the contract date. Taxes on premium payments currently range from 0% to 3.5% and vary from state to state. We will pay any premium payment tax; any other state or local taxes imposed or other governmental fee due and will only reimburse ourselves upon the remittance to the applicable state. For a list of states and taxes, see "Appendix A."

  No federal income taxes are applicable under present law and we are not presently making any such deduction, except for annuity payments if you annuitize the contract value.

The Annuity Period
--------------------------------------------------------------------------------

Annuity Payments
  Annuity payments will begin on the contract's maturity date if the owner is alive and the contract is still in force.

  If the amount to be applied on the maturity date is less than $2,000, we may pay such amount in one lump sum in lieu of providing an annuity. If the initial monthly annuity payment under an annuity payment option would be less than $20, we may make a single sum payment equal to the total contract value on the date the initial annuity payment would be payable, or make periodic annuity payments quarterly, semiannually or annually in place of monthly annuity payments.

  Your contract specifies a maturity date at the time of its issuance. However, you may subsequently elect a different maturity date. The maturity date may not be earlier than the fifth contract anniversary. The latest maturity date is the contract anniversary nearest the annuitant's 95/th/ birthday or ten years from the contract date, whichever is later. Generally, under qualified plans, the maturity date must be such that distributions begin no later than April 1/st/ of the calendar year following the later of: (a) the year in which the employee attains age 70 1/2 or (b) the calendar year in which the employee retires. The date set forth in (b) does not apply to an Individual Retirement Annuity ("IRA").

  The maturity date election must be made by written notice and must be received by us 30 days before the provisional maturity date. If you do not elect a maturity date, which is different from the provisional maturity date, the provisional maturity date becomes the maturity date. Particular care should be taken in electing the maturity date of a contract issued under a Tax Sheltered Annuity ("TSA"), a Keogh plan or an IRA plan. For more information, see "Tax Sheltered Annuities," "Keogh Plans" and "Individual Retirement Accounts."

Fixed Annuity Payment Options
  This contract offers several Fixed Annuity Payment Options. A Fixed Annuity Payment Option provides a series of fixed payments at regular intervals over a specified period or the life of the annuitant. If you have not selected a Fixed Annuity Payment Option by the maturity date, the default annuity payment is based on Annuity Payment Option A--Life Annuity with 10-Year Period Certain and as long as the annuitant lives. Instead, you may, by sending a written request to our Annuity Operations Division on or before the maturity date of the contract, elect any of the other Annuity Payment Options. After the first annuity payment, you may not change the elected Annuity Payment Option.

  The level of annuity payments payable under the following Annuity Payment Options is based upon the option selected. The amount of each annuity payment will be based on the contract value on the maturity date and the annuity purchase rates. In addition, factors such as the age at which annuity payments begin, the form of annuity, annuity payment rates, and the frequency of annuity payments will affect the level of annuity payments. The longer the duration and more frequent the payments, the lower the annuity payment amount. The contract is issued with guaranteed minimum annuity payment rates, however, if the current rate is higher, we'll apply the higher rate.

  The following are descriptions of the Annuity Payment Options currently available under a contract. These descriptions should allow you to understand the basic differences between the options; however, you should contact our Annuity Operations Division well in advance of the date you wish to elect an option to obtain estimates of annuity payments under each option.

..  Option A - Life Annuity with Specified Period Certain
  A fixed payout annuity payable monthly while the annuitant is living. If the annuitant dies before the specified period certain has passed, then payments will continue to be made to the surviving owner or the beneficiary for the remainder of the period certain. The period certain may be specified as 5, 10 or 20 years. The period certain must be specified at the time this option is elected.

..  Option B - Non-Refund Life Annuity
  A fixed payout annuity payable monthly while the annuitant is living. No monthly payment, death benefit or refund is payable after the death of the annuitant.

..  Option C - Reserved

..  Option D - Joint and Survivor Life Annuity
  A fixed payout annuity payable monthly while either the annuitant or joint annuitant is living. You must designate the joint annuitant at the time you elect this option. The joint annuitant must be at least age 40 on the first payment calculation date.

..  Option E - Installment Refund Life Annuity
  A fixed payout annuity payable monthly while the annuitant is living. If the annuitant dies before the annuity payments made under this option total an amount that refunds the entire amount applied under this option, we will make a lump sum payment equal to the entire amount applied under this option less the sum of payments already made.

..  Option F - Joint and Survivor Life Annuity with 10-Year Period Certain
  A fixed payout annuity payable monthly while either the annuitant or joint annuitant is living. If the annuitant and the joint annuitant die before the 10-year period certain has passed, then payments will continue to be made to the surviving owner or the beneficiary for the remainder of the 10-year period certain. You must designate the joint annuitant at the time you elect this option. The joint annuitant must be at least age 40 on the first payment calculation date.

..  Option G - Payments for a Specified Period
  A fixed payout annuity payable monthly over a specified period. Payments continue whether the annuitant lives or dies. The specified period must be in whole numbers of years from 5 to 30, but cannot be greater than 100 minus the age of the annuitant. However, if the Beneficiary of any death benefits payable under this contract elects this Payment Option, the period selected by the beneficiary may not extend beyond the life expectancy of such beneficiary.

..  Option H - Payments of a Specified Amount
  Equal income installments of a specified amount are paid until the principal sum remaining under this option from the amount applied is less than the amount of the installment. When that happens, the principal sum remaining will be paid as a final payment. The amount specified must provide payments for a period of at least 5 years.

Calculation of Fixed Annuity Payments
  The guaranteed annuity payment rates will be no less favorable than the following:

..  under Annuity Payment Options A, B, D, E and F, rates are based on the 2000
   Individual Annuity Mortality Table with a 10 year age setback, which results in lower payments than without the setback, and an interest rate of 2.5%.

.. under Options G and H, the interest rate is 1.5%. The Society of Actuaries developed these tables to provide payment rates for annuities based on a set of mortality tables acceptable to most regulating authorities. It is possible that we may have more favorable (i.e., higher-paying) rates in effect on the maturity date.

Other Options and Rates
  We may offer other annuity payment options or alternative versions of the options listed above. Other values and tables may be used for other payment options that we may make available.

Other Conditions
  Federal income tax requirements currently applicable to most qualified plans provide that the period of years guaranteed under joint annuities with specified periods certain (see "Option D" above) could not be any greater than the joint life expectancies of the payee and his or her spouse.

  Federal income tax requirements also provide that participants in regular or SIMPLE IRAs must begin minimum distributions by April 1 of the year following the year in which they attain age 70 1/2. Minimum distribution requirements do not apply to Roth IRAs. Distributions from qualified plans generally must begin by the later of actual retirement or April 1 of the year following the year participants attain age 70 1/2. Any required minimum distributions must be such that the full amount in the contract will be distributed over a period not greater than the participant's life expectancy or the combined life expectancy of the participant and his or her spouse or designated beneficiary. Distributions made under this method are generally referred to as Life Expectancy Distributions ("LEDs"). An LED program is available to participants in qualified plans or IRAs. Requests to elect this program must be made in writing.

  Under the LED program, regardless of contract year, amounts up to the required minimum distribution may be withdrawn without a deduction for surrender charges, even if the minimum distribution exceeds the 10% allowable amount. See "See Withdrawals and Surrenders on page 8." Any amounts withdrawn during the surrender charge period that are in excess of both the minimum distribution and the 10% free available amount will be subject to any applicable surrender charge.

Miscellaneous Provisions
--------------------------------------------------------------------------------

Amendments to Contracts
  Contracts may be amended to conform to changes in applicable law or interpretations of applicable law, or to accommodate design changes. Changes in the contract may need to be approved by contract owners and state insurance departments. A change in the contract that necessitates a corresponding change in this Prospectus must be filed with the SEC.

Assignment
  Owners of contracts issued in connection with non-tax qualified plans may assign their interest in the contract to a spouse or a grantor trust. A written notice of such assignment must be filed with our Annuity Operations Division before it will be honored.

  A pledge or assignment of a contract is treated as payment received on account of a partial surrender of a contract.

  In order to qualify for favorable tax treatment, contracts issued in connection with tax qualified plans may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of an obligation, or for any other purpose, to any person other than to us.

Free Look Period
  We may mail the contract to you or we may deliver it to you in person. You may return a contract for any reason within ten days after you receive it and receive a refund of your premium payment less any withdrawals made as of the date of cancellation. A longer Free Look Period may be required by your state.

Misstatements
  If the age or sex of the annuitant or joint annuitant has been misstated, any benefits payable will be adjusted to the amount that the contract value would have purchased based on the annuitant's or joint annuitant's correct age and sex. Overpayments and underpayments made by the company will be charged or credited, as applicable, against future payments to be made under the contract. Interest will be charged on overpayments and credited on underpayments as required by the laws of the state where this contract is delivered.

Ownership of the Contract
  Ordinarily, the purchaser of a contract is both the owner and the annuitant and is entitled to exercise all the rights under the contract. However, the owner may be an individual or entity other than the annuitant. More than one owner may own a contract as joint owner. Transfer of the ownership of a contract may involve federal income tax consequences, and a qualified advisor should be consulted before any such transfer is attempted.

Payment Deferral
  Payment of the contract value in a single sum upon a withdrawal or full surrender of the contract will ordinarily be made as soon as practicable after receipt of the written request by our Annuity Operations Division.

Termination
  If the contract value becomes zero, the contract will immediately terminate unless determined otherwise by an effective rider, amendment or endorsement.

Taxes
--------------------------------------------------------------------------------

Introduction

  The contracts are designed for use with retirement plans which may or may not be tax-qualified plans ("qualified plans") or Individual Retirement Annuities
(IRAs) under the provisions of the Internal Revenue Code of 1986, (the "Code"). The ultimate effect of federal income taxes on the amounts held under a contract, on annuity payments and on the economic benefits of the contract owner, annuitant or beneficiary depends on our income tax status, on the type of retirement plan for which the contract is purchased, and upon the income tax and employment status of the individual concerned.

  The following discussion is general in nature and is not intended as individual tax advice. The income tax rules are complicated and this discussion is intended only to make you aware of the issues. Each person should consult an independent tax advisor.


Company Income Tax Status
  We are taxed as a life insurance company under Part 1 of Subchapter L of the Code.

Taxation of Annuities in General--Non-qualified Plans
  Section 72 of the Code governs taxation of annuities. In general, an owner is not taxed on increases in value of the units held under a contract until some form of distribution is made. However, in certain cases the increase in value may be subject to tax currently. In the case of contracts not owned by natural persons, see "Contracts Owned by Non-Natural Persons."

Surrenders or Withdrawals Prior to the Contract
Maturity Date
  Code Section 72 provides that a withdrawal or surrender of the contract prior to the contract maturity date will be treated as taxable income to the extent the amounts held under the contract exceed the "investment in the contract." The "investment in the contract" is that portion, if any, of purchase payments by or on behalf of an individual under a contract that have not been excluded from the individual's gross income. The taxable portion is taxed as ordinary income in an amount equal to the value of the amount received in excess of the "investment in the contract" on account of a withdrawal or surrender of a contract. For purposes of this rule, a pledge or assignment of a contract is treated as a payment received on account of a withdrawal from a contract.

Surrenders or Withdrawals On or After the Contract
Maturity Date
  Upon receipt of a lump sum payment under the contract, the recipient is taxed on the portion of the payment that exceeds the investment in the contract. Ordinarily, such taxable portion is taxed as ordinary income.

  For fixed annuity payments, the taxable portion of each payment is determined by using a formula known as the "exclusion ratio," which establishes the ratio that the investment in the contract bears to the total expected amount of annuity payments for the term of the contract. That ratio is then applied to each payment to determine the non-taxable portion of the payment. The remaining portion of each payment is taxed as ordinary income. For certain types of qualified plans, there may be no investment in the contract resulting in the full amount of the payments being taxable. A simplified method of determining the exclusion ratio is effective with respect to qualified plan annuities started after November 18, 1996.

  Withholding of federal income taxes on all distributions may be required unless the recipient elects not to have any amounts withheld and properly notifies our Annuity Operations Division of that election.


Penalty Tax on Certain Surrenders and Withdrawals--Nonqualified Contracts

  Amounts surrendered, withdrawn or distributed before the taxpayer reaches age 59 1/2 are subject to a penalty tax equal to ten percent (10%) of the portion of such amount that is includable in gross income. However, the penalty tax will not apply to withdrawals: (i) made on or after the death of the owner (or where the owner is not an individual, the death of the "primary annuitant," who is defined as the individual the events in whose life are of primary importance in affecting the timing and amount of the payout under the contract);
(ii) attributable to the taxpayer's becoming totally disabled within the meaning of Code Section 72(m)(7); (iii) which are part of a Series of substantially equal periodic payments made (not less frequently than annually) for the life (or life expectancy) of the taxpayer, or the joint lives (or joint life expectancies) of the taxpayer and his or her beneficiary; (iv) from certain qualified plans (such distributions may, however, be subject to a similar penalty under Code Section 72(t) relating to distributions from qualified retirement plans and to a special penalty of 25% applicable specifically to SIMPLE IRAs or other special penalties applicable to Roth
IRAs); (v) allocable to investment in the contract before August 14, 1982;
(vi) under a qualified
funding asset (as defined in Code Section 130(d)); (vii) under an immediate annuity contract (as defined in Code Section 72(u)(4)); or (viii) that are purchased by an employer on termination of certain types of qualified plans and which are held by the employer until the employee separates from service.

  If the penalty tax does not apply to a withdrawal as a result of the application of item (iii) above, and the Series of payments are subsequently modified (other than by reason of death or disability), the tax for the first year when the modification occurs will be increased by an amount (determined by the Treasury regulations) equal to the tax that would have been imposed but for item (iii) above, plus interest for the deferral period, but only if the modification takes place: (a) within 5 years from the date of the first payment, or (b) before the taxpayer reaches age 59 1/2.

  Separate tax withdrawal penalties apply to qualified plans. See "Penalty Tax on Surrenders and Withdrawals from Qualified Contracts."

Additional Considerations
--------------------------------------------------------------------------------

Distribution-at-Death Rules

  In order to be treated as an annuity contract for federal income tax purposes, a contract must provide the following two distribution rules: (a) if the owner dies on or after the contract maturity date, and before the entire interest in the contract has been distributed, the remainder of the owner's interest will be distributed at least as rapidly as the method in effect on the owner's death; and (b) if a owner dies before the contract maturity date, the owner's entire interest generally must be distributed within five (5) years after the date of death, or if payable to a designated beneficiary, may be annuitized over the life or life expectancy of that beneficiary and payments must begin within one (1) year after the owner's date of death. If the beneficiary is the spouse of the owner, the contract (together with the deferral of tax on the accrued and future income hereunder) may be continued in the name of the spouse as owner. Similar distribution requirements apply to annuity contracts under qualified plans . However, a number of restrictions, limitations and special rules apply to qualified plans and owners should consult with their tax advisor.


  If the primary annuitant, which is not the owner, dies before the maturity date, the owner will become the annuitant unless the owner appoints another annuitant. If the owner is not an individual, the death of the primary annuitant is treated as the death of the owner. In addition, when the owner is not an individual, however, a change in the primary annuitant is treated as the death of the owner. Finally, in the case of non-spousal joint owners, distribution will be required at the earliest death of any of the owners.

  If the owner or a joint owner dies on or after the maturity date, the remaining payments, if any, under the Annuity Payment Option selected will be made at least as rapidly as under the method of distribution in effect at the time of death.

  Any death benefits paid under the contract are taxable to the beneficiary. The rules governing the taxation of payments from an annuity contract, as discussed above, generally apply whether the death benefits are paid as lump sum or annuity payments. Estate taxes may also apply.

Transfer of Annuity Contracts

  Transfers of nonqualified contracts prior to the maturity date for less than full and adequate consideration to the owner at the time of such transfer, will trigger tax on the gain in the contract, with the transferee getting a step-up in basis for the amount included in the owner's income. This provision does not apply to transfers between spouses or transfers incident to a divorce.


Contracts Owned by Non-Natural Persons

  If a non-natural person (for example, a corporation) holds the contract, the income on that contract (generally the increase in the net surrender value less the premium payments paid) is includable in income each year. The rule does not apply where the non-natural person is an agent for a natural person, such as a trust in which the beneficial owner is a natural person. The rule also does not apply where the annuity contract is acquired by the estate of a decedent, where the contract is held under a qualified plan, a TSA program or an IRA, where the contract is a qualified funding asset for structured settlements, or where the contract is purchased on behalf of an employee upon termination of a qualified plan.


Section 1035 Exchanges

  Code Section 1035 provides, in general, that no gain or loss shall be recognized on the exchange of one annuity contract for another. A replacement contract obtained in a tax-free exchange of contracts generally succeeds to the status of the surrendered contract. If the surrendered contract was issued prior to August 14, 1982, the tax rules that formerly provided that the surrender was taxable only to the extent the amount received exceeds the owner's investment in the contract will continue to apply. In contrast, contracts issued on or after January 19, 1985 are, in a Code Section 1035 exchange, treated as new contracts for purposes of the distribution-at-death rules. For nonqualified contracts, the contract proceeds must be transferred directly from one insurer to another insurer; they cannot be sent to the policyowner by the original insurer and then transmitted from the policyowner to the new insurer. For IRA and qualified plan contracts, the proceeds can be transmitted through the policyowner if specific conditions are met. Exchanges are permitted of the entire contract or a portion of the contract. Numerous rules and procedures apply to Code Section 1035 transactions. Prospective owners wishing to take advantage of Code Section 1035 should consult their tax advisors.


Multiple Contracts
  Code Section 72(e)(11)(A)(ii) provides that for contracts entered into after October 21, 1988, for purposes of determining the amount of any distribution under Code Section 72(e) (amounts not received as annuities) that is includable in gross income, all nonqualified annuity contracts issued by the same insurer (or affiliate) to the same owner during any calendar year are to be aggregated and treated as one contract. Thus, any amount received under any such contract prior to the contract maturity date, such as a withdrawal, dividend or loan, will be taxable (and possibly subject to the 10% penalty tax) to the extent of the combined income in all such contracts.

  The U.S. Treasury Department has specific authority to issue regulations that prevent the avoidance of Code Section 72(e) through the serial purchase of annuity contracts or otherwise. In addition, there may be situations where the Treasury may conclude that it would be appropriate to aggregate two or more contracts purchased by the same contract owner. Accordingly, a contract owner should consult a competent tax advisor before purchasing more than one contract or other annuity contracts.

Taxation of Annuities in General--Qualified Plans

  The contracts may be used with several types of IRAs and qualified plans:
Section 403(b) contracts (also referred to as Tax-Sheltered Annuities (TSAs) or Tax-Deferred Annuities (TDAs)), Roth 403(b) contracts, Traditional IRAs, SEP IRAs, SIMPLE IRAs, SARSEP IRAs, Roth IRAs, Corporate Pension and Profit-sharing Plans and State Deferred Compensation Plans will be treated, for purposes of this discussion, as qualified plans. The tax rules applicable to participants in such qualified plans vary according to the type of plan and the terms and conditions of the plan itself. No attempt is made here to provide more than general information about the use of the contracts with the various types of qualified plans. PHL Variable reserves the right at any time to discontinue the availability of this contract for use with qualified plans. Participants under such qualified plans as well as owners, annuitants and beneficiaries, are cautioned that the rights of any person to any benefits under such qualified plans may be subject to the terms and conditions of the plans themselves or limited by applicable law, regardless of the terms and conditions of the contract issued in connection therewith. For example, PHL Variable will accept beneficiary designations and payment instructions under the terms of the contract without review as to whether spousal consent may be required under the Retirement Equity Act ("REA"). Consequently, a owner's beneficiary designation or elected annuity payment option may not be enforceable.


  Under certain circumstances, the proceeds of a surrender of a contract may qualify for "lump sum distribution" treatment under qualified plans. See your tax advisor if you think you may qualify for "lump sum distribution" treatment. The 5-year averaging rule for lump sum distribution has been repealed for tax years beginning after 1999.


  Distributions from qualified plans, including section 403(b) contracts eligible to be rolled over to new contracts but which are paid to the policyowner directly generally will be subject to 20 percent income tax withholding. Mandatory withholding can be avoided only if the employee arranges for a direct rollover to another qualified pension or profit-sharing plan or to an IRA.


  The new mandatory withholding rules apply to all taxable distributions from qualified plans or TSAs (not including IRAs), except (a) distributions required under the Code, (b) substantially equal distributions made over the life (or life expectancy) of the employee, or for a term certain of 10 years or more and
(c) the portion of distributions not includable in gross income (i.e., return of after-tax contributions).


  The contracts sold by PHL Variable in connection with certain qualified plans will utilize annuity tables that do not differentiate on the basis of sex. Such annuity tables also will be available for use in connection with certain nonqualified deferred compensation plans.


  Numerous changes have been made to the income tax rules governing qualified plans as a result of legislation enacted during the past several years, including rules with respect to: coverage, participation, maximum contributions, required distributions, penalty taxes on early or insufficient distributions and income tax withholding on distributions. The following are general descriptions of the various types of qualified plans and of the use of the contracts in connection therewith.


Tax Sheltered Annuities ("TSAs"), Tax Deferred Annuities ("TDAs"), Section
403(b)
  Code Section 403(b) permits public school systems and certain types of charitable, educational and scientific organizations, generally specified in Code Section 501(c)(3), to purchase annuity contracts on behalf of their employees and, subject to certain limitations, allows employees of those organizations to exclude the amount of payments from gross income for federal income tax purposes. These annuity contracts are commonly referred to as TSAs, TDAs, or 403(b)s.


  For taxable years beginning after December 31, 1988, Code Section 403(b)(11) imposes certain restrictions on a owner's ability to make withdrawals from, or surrenders of, Code Section 403(b) Contracts, if the cash withdrawn is attributable to payments made under a salary reduction agreement. Specifically, Code Section 403(b)(11) allows a owner to make a surrender or withdrawal only
(a) when the employee attains age 59 1/2, separates from service, dies or becomes disabled (as defined in the Code), or (b) in the case of hardship. In the case of hardship, the distribution amount cannot include any income earned under the contract.

  The 1988 Act amended the effective date of Code Section 403(b)(11), so that it applies only with respect to distributions from Code Section 403(b) Contracts which are attributable to assets other than assets held as of the close of the last year beginning before January 1, 1989. Thus, the distribution restrictions do not apply to assets held as of December 31, 1988.


  In addition, in order for certain types of contributions under a Code
Section 403(b) Contract to be excluded from taxable income, the employer must comply with certain nondiscrimination requirements. The responsibility for compliance is with the employer and not the insuer of the underlying annuity contract.

Keogh Plans

  The Self-Employed Individual Tax Retirement Act of 1962, as amended permitted self-employed individuals to establish "Keoghs" or qualified plans for themselves and their employees. The tax consequences to participants under such a plan depend upon the terms of the plan. In addition, such plans are limited by law with respect to the maximum permissible contributions, distribution dates, nonforfeitability of interests, and tax rates applicable to distributions. In order to establish such a plan, a plan document must be adopted and implemented by the employer, as well as approved by the IRS.


Individual Retirement Annuities

  Code Sections 408 and 408A permit eligible individuals to contribute to an individual retirement program known as "Traditional IRAs", "Roth IRAs", "SEP IRA", "SARSEP IRA", "SIMPLE IRA", and "Deemed IRAs". Each of these different types of IRAs are subject to limitations on the amount that may be contributed, the persons who may be eligible and on the time when distributions may commence. In addition, distributions from certain other types of qualified plans may be placed on a tax-deferred basis into an IRA. Participant loans are not allowed on IRA contracts. Details about each of these different types of IRAs are included in the respective contract endorsements.


Corporate Pension and Profit-Sharing Plans
  Code Section 401(a) permits corporate employers to establish various types of retirement plans for employees. Such retirement plans may permit the purchase of contracts to provide benefits hereunder.


  These retirement plans may permit the purchase of the contracts to provide benefits under the Plan. Contributions to the Plan for the benefit of employees will not be includable in the gross income of the employee until distributed from the Plan. The tax consequences to participants may vary depending upon the particular Plan design. However, the Code places limitations and restrictions on all Plans, including on such items as: amount of allowable contributions; form, manner and timing of distributions; transferability of benefits; vesting and nonforfeitability of interests; nondiscrimination in eligibility and participation; and the tax treatment of distributions, withdrawals and surrenders. Participant loans are not allowed under the contracts purchased in connection with these Plans. Purchasers of contracts for use with Corporate Pension or Profit-sharing Plans should obtain independent tax advice as to the tax treatment and suitability of such an investment.


Deferred Compensation Plans With Respect to Service for State and Local Governments and Tax Exempt Organizations
  Code Section 457 provides for certain deferred compensation plans with respect to service for state and local governments and certain other entities. The contracts may be used in connection with these plans; however, under these plans if issued to tax exempt organizations, the owner is the plan sponsor, and the individual participants in the plans are the annuitants. Under such contracts, the rights of individual plan participants are governed solely by their agreements with the plan sponsor and not by the terms of the contracts. Effective in 1997 for new state and local government plans, such plans must be funded through a tax-exempt annuity contract held for the exclusive benefit of plan participants.


Tax on Surrenders and Withdrawals from Qualified Plans and IRAs
  In the case of a withdrawal under a qualified plan, a ratable portion of the amount received is taxable, generally based on the ratio of the individual's after-tax cost basis to the individual's total accrued benefit under the retirement plan. Special tax rules may be available for certain distributions from a qualified plan. For many qualified plans, the individual will have no after-tax contributions and the entire amount received will be taxable. For Roth IRAs, if certain conditions are met regarding holding periods and age of the policyowner, the withdrawals are received without tax.

  Section 72(t) of the Code imposes a 10% penalty tax on the taxable portion of any distribution from qualified retirement plans, including contracts issued and qualified under Code Sections 401 Section 403(b) contracts and Individual Retirement Annuities other than Roth IRAs. The penalty is increased to 25% instead of 10% for SIMPLE IRAs if distribution occurs within the first two years of the owner's participation in the SIMPLE IRA. These penalty taxes are in addition to any income tax due on the distribution. To the extent amounts are not includable in gross income because they have been properly rolled over to an IRA or to another eligible qualified plan, no tax penalty will be imposed. The tax penalty will not apply to the following distributions: (a) if distribution is made on or after the date on which the owner or annuitant (as applicable) reaches age 59 1/2; (b) distributions following the death or disability of the owner or annuitant (as applicable) (for this purpose disability is as defined in Section 72(m)(7) of the Code); (c) after separation from service, distributions that are part of substantially equal periodic payments made not less frequently than annually for the life (or life expectancy) of the owner or annuitant (as applicable) or the joint lives (or joint life expectancies) of such owner or annuitant (as applicable) and his or her designated beneficiary; (d) distributions to a owner or annuitant (as applicable) who has separated from service after he has attained age 55;
(e) distributions made to the owner or annuitant (as applicable) to the extent such distributions do not exceed the amount allowable as a deduction under Code
Section 213 to the owner or annuitant (as applicable) for amounts paid during the taxable year for medical care; (f) distributions made to an alternate payee pursuant to a qualified domestic relations order; (g) distributions from an IRA for the purchase of medical insurance (as described in Section 213(d)(1)(D) of the Code) for the owner and his or her spouse and dependents if the owner has received unemployment compensation for at least 12 weeks; and (h) distributions from IRAs for first-time home purchase expenses (maximum $10,000) or certain qualified educational expenses of the owner, spouse, children or grandchildren of the owner. This exception will no longer apply after the owner has been reemployed for at least 60 days. The exceptions stated in items (d) and (f) above do not apply in the case of an IRA. The exception stated in item (c) applies to an IRA without the requirement that there be a separation from service.


  Generally, distributions from a qualified plan or IRA must commence no later than April 1 of the calendar year following the later of: (a) the year in which the employee attains age 70 1/2 or (b) the calendar year in which the employee retires. The date set forth in (b) does not apply to a Traditional or SIMPLE IRA and the required distribution rules do not apply to Roth IRAs. This commencement date is referred to as the "required beginning date." Required distributions must be over a period not exceeding the life expectancy of the individual or the joint lives or life expectancies of the individual and his or her designated beneficiary. If the required minimum distributions are not made, a 50% penalty tax is imposed as to the amount not distributed.

  The amount that must be distributed is based on Code rules relating to "Required Minimum Distributions". This RMD takes into consideration the individual's age, marital status, and account balance, as well as the actuarial value of additional benefits under the contract. The individual will have options regarding computation of the RMD amount; these options are selected at the time that the payments begin.

  An individual is required to take distributions from all of his or her retirement accounts; however, if the individual has two or more accounts, the total amount of RMDs can be taken from one of the multiple accounts. For example, if the individual has a traditional IRA and a section 403(b) contract, the individual will have an RMD amount relating to each of these retirement vehicles. The individual can take the total of two RMDs from either or both of the two contracts.

  We are required to file an information return to the IRS, with a copy to the participant, of the total account value of each account. This information return will also indicate if RMDs are required to be taken.

  In addition to RMDs during the life of the individual, there are also required after-death distributions. These after-death RMDs apply to all qualified plans and IRAs, including Roth IRAs. The beneficiary of the contract may take payments earlier than provided under these after-death RMD rules, such as immediately after death, but cannot delay receipt of payments after the dates specified under these rules.

  Under the after-death RMD rules, if the original owner died prior to the required beginning date, and designated a contract beneficiary, then the full account value must be distributed either by the end of the fifth calendar year are the year of the owner's death or over a period of no longer than the life expectancy of the oldest individual beneficiary. If the payments are to be over the life expectancy, the first payment must be received by December 31/st/ of the year following the year of death. If the owner did not name a contract beneficiary or if the beneficiary was a non-natural person (such as an entity or the owner's estate), then the life expectancy payouts are not permitted and only the five-year rule is permitted.

  If the owner died after the required beginning date and designed a contract beneficiary, then the maximum payout period is the longer of the life expectancy of the named beneficiary or the remaining life expectancy of the original contract owner. If the owner did not name a contract beneficiary or if the beneficiary was a non-natural person (such as an entity or the owner's estate), then the only payment permitted is based on the remaining life expectancy of the original owner.

  In all cases, if the beneficiary is the surviving spouse of the original owner, there are special spousal continuation rules under which the spouse can treat the contract as his or her own and delay receiving payments until the spouse attains his or her own required beginning date.

Spousal Definition
  Under the Internal Revenue Code, the special provisions relating to a "spouse" relate only to persons considered as spouses under the Defense of Marriage Act (DOMA), Pub. L. 104-199. Under this Act, a spouse is must be a man or women legally joined. Individuals married under State or foreign laws that permit a marriage between two men or two women are not spouses for purposes of the Internal Revenue Code. Individuals participating in a civil union or other like status are not spouses for purposes of the Internal Revenue Code.


Seek Tax Advice

  The above description of federal income tax consequences of the different types of qualified plans which may be funded by the contracts offered by this Prospectus is only a brief summary meant to alert you to the issues and is not intended as tax advice. The rules governing the provisions of qualified plans and IRAs are extremely complex and often difficult to comprehend. Anything less than full compliance with the applicable rules, all of which are subject to change, may have adverse tax consequences. A prospective owner considering adoption of a qualified plan or IRA and purchase of a contract in connection therewith should first consult a qualified tax advisor, with regard to the suitability of the contract as an investment vehicle for the qualified plan.


Description of PHL Variable
--------------------------------------------------------------------------------

Overview
  Our executive and administrative office is located at One American Row, Hartford, Connecticut, 06103-2899.

  PHL Variable is a stock life insurance company. It was incorporated in Connecticut on July 15, 1981 and is a wholly owned subsidiary of Phoenix Life Insurance Company ("Phoenix") through its holding company, PM Holdings, Inc. Phoenix is a life insurance company, which is wholly owned by The Phoenix Companies, Inc. ("PNX"), which is a manufacturer of insurance, annuity and investment products and services. PNX was organized in Connecticut in 1851. In 1992, in connection with its merger with Home Life Insurance Company, Phoenix redomiciled to New York.

  On June 25, 2001, the effective date of its demutualization, Phoenix converted from a mutual life insurance company to a stock life insurance company and became a wholly owned subsidiary of PNX. In addition, on June 25, 2001, PNX completed its initial public offering (IPO).


  The following chart illustrates our corporate structure as of December 31, 2007.


                                  [FLOW CHART]





We provide life insurance and annuity products targeted at affluent and high-net-worth individuals and institutions through a wide variety of third-party financial professionals and intermediaries. In life insurance, our main focus is on permanent life insurance (universal and variable universal life) insuring one or more lives, but we also offer a portfolio of term life insurance products. In annuities, we offer deferred and immediate variable annuities with a variety of death benefit and guaranteed living benefit options.

Our profitability is driven by interaction of the following elements:

  . Mortality margins in our variable universal and universal life product lines. We earn cost of insurance (COI) fees based on the difference between face amounts and the account values (referred to as the net amount at risk or NAR). We pay policyholder benefits and set up reserves for future benefit payments on these products. We define mortality margins as the difference between these fees and benefit costs. Mortality margins are affected by:

      .  number and face amount of policies sold;

      . actual death claims net of reinsurance relative to our assumptions, a reflection of our underwriting and actuarial pricing discipline, the cost of reinsurance and the natural volatility inherent in this kind of risk; and

      . the policy funding levels or actual account values relative to our assumptions, a reflection of policyholder behavior and investment returns.



  . Fees on our life and annuity products. Fees consist primarily of asset- and premium-based fees (including mortality and expense charges) which we charge on our variable life and variable annuity products, and depend on the premiums collected and account values of those products. Fees also include surrender charges. Non-asset-based fees are charged to cover premium taxes and non-deferrable or renewal commissions.

  . Net investment income (NII) earned on universal life and other policyholder funds managed as part of our general account, less the interest credited to policyholders on those funds, as well as NII earned on surplus that we allocate in support of these products.

  .  Non-deferred expenses incurred in support of the business.

  . The deferred policy acquisition cost amortization, which is based on the amount of expenses deferred, actual results in each quarter and management's assumptions about the future performance of the business.

  .  Net realized investment gains or losses on our general account investments.

  Under accounting principles generally accepted in the United States of America (GAAP), premiums and deposits for variable life, universal life and annuity products are not recorded as revenues. For certain investment options of variable products, deposits are reflected on our balance sheet as an increase in separate account liabilities. Premiums and deposits for universal life, fixed annuities and certain investment options of variable annuities are reflected on our balance sheet as an increase in policyholder deposit funds. Premiums and deposits for other products are reflected on our balance sheet as an increase in policy liabilities and accruals.

Impact of New Accounting Standards
  We adopted the provisions of the Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), on January 1, 2007. As a result of the implementation of FIN 48, we recognized an increase in reserves for uncertain tax benefits through a cumulative effect adjustment of approximately $1,000 thousand, which was accounted for as a reduction to the January 1, 2007 balance of retained earnings. Including the cumulative effect adjustment, we had $1,840 thousand of total gross unrecognized tax benefits as of January 1, 2007. The entire amount of unrecognized tax benefits would, if recognized, impact the annual effective tax rate upon recognition.

  In September 2006, the Securities and Exchange Commission staff issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year
Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108). SAB 108 provides guidance for how errors should be evaluated to assess materiality from a quantitative perspective. SAB 108 permits companies to initially apply its provisions by either restating prior financial statements or recording the cumulative effect of initially applying the approach as adjustments to the carrying values of assets and liabilities as of January 1, 2006 with an offsetting adjustment to retained earnings. We adopted SAB 108 on December 31, 2006 with no effect on our financial statements.

  In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156, Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140 (SFAS 156). SFAS 156 provides guidance on recognition and disclosure of servicing assets and liabilities and was effective beginning January 1, 2007. We adopted this standard effective January 1, 2007 with no material impact on our financial position and results of operations.

  Effective January 1, 2006, we adopted SFAS No. 155, Accounting for Certain Hybrid Financial Instruments (SFAS 155). SFAS 155 resolves certain issues surrounding the accounting for beneficial interests in securitized financial assets. Our adoption of SFAS 155 did not have a material effect on our financial statements.

  Effective January 1, 2006, we adopted FASB Staff Position Nos. FAS 115-1 and FAS 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investment, (FSP 115-1). FSP 115-1 provides guidance as to the determination of other-than-temporarily impaired securities and requires certain financial disclosures with respect to unrealized losses. These accounting and disclosure requirements largely codify our existing practices as to other-than-temporarily impaired securities and thus, our adoption did not have a material effect on our financial statements.

  In September 2005, the Accounting Standards Executive Committee (AcSEC) of the AICPA's issued Statement of Position 05-1, Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection With Modifications or Exchanges of Insurance Contracts (SOP 05-1). SOP 05-1 provides guidance on accounting by insurance enterprises for deferred acquisition costs on internal replacements of insurance and investment contracts other than those specifically described in SFAS No. 97. The SOP defines an internal replacement as a modification in product benefits, features, rights, or coverages that occurs by the exchange of a contract for a new contract, or by amendment, endorsement, or rider to a contract, or by the election of a feature or coverage within a contract. This SOP is effective for internal replacements occurring in fiscal years beginning after December 15, 2006. We adopted this standard effective January 1, 2007 with no material effect on our financial position and results of operations.

Accounting Standards Not Yet Adopted
  In December 2007, the FASB issued SFAS No. 141(R), Accounting for Business Combinations (SFAS 141(R)). SFAS 141(R) requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction, establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed and requires the acquirer to disclose all information needed to evaluate and understand the nature and financial effect of the combination and is effective beginning for fiscal years beginning after December 15, 2008. We will adopt this standard effective January 1, 2009 and do not expect it to have a material impact on our financial position and results of operations.

  In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (SFAS 160). SFAS 160 requires all entities to report noncontrolling interests in subsidiaries in the same way--as equity in the consolidated financial statements and requires that associated transactions be treated as equity transactions--and is effective beginning for fiscal years beginning after December 15, 2008. We will adopt this standard effective January 1, 2009 and do not expect it to have a material impact on our financial position and results of operations.

  In June 2007, the AICPA issued Statement of Position 07-1, Clarification of the Scope of the Audit and Accounting Guide "Investment Companies" and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies (SOP 07-1). SOP 07-1 broadens the definition of an investment company for application of this guidance. It provides that an entity that meets the definition of an investment company use fair value as a basis of accounting and reporting and that a parent retains the specialized fair value accounting of the entity if certain criteria are met. On February 14, 2008, the FASB deferred the effective date of SOP 07-1 indefinitely.

  On February 15, 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159), which gives entities the option to measure eligible financial assets, financial liabilities and firm commitments at fair value (i.e., the fair value option), on an instrument-by-instrument basis, that are otherwise not permitted to be accounted for at fair value under other accounting standards. The election to use the fair value option is available when an entity first recognizes a financial asset or financial liability or upon entering into a firm commitment. Subsequent changes in fair value must be recorded in earnings. Additionally, SFAS 159 allows for a one-time election for existing positions upon adoption, with the transition adjustment recorded to beginning retained earnings. We adopted SFAS 159 as of January 1, 2008 with no material effect on our financial statements.

  In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 provides guidance on how to measure fair value when required under existing accounting standards. The statement establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels ("Level 1, 2 and 3"). Level 1 inputs are observable inputs that reflect quoted prices for identical assets or liabilities in active markets that we have the ability to access at the measurement date. Level 2 inputs are observable inputs, other than quoted prices included in Level 1, for the asset or liability. Level 3 inputs are unobservable inputs reflecting our estimates of the assumptions that market participants would use in pricing the asset or liability (including assumptions about risk). Quantitative and qualitative disclosures will focus on the inputs used to measure fair value for both recurring and non-recurring fair value measurements and the effects of the measurements in the financial statements. We adopted SFAS 157 effective
January 1, 2008. We do not expect adoption of this statement to have a material impact on our financial position and results of operations.


Critical Accounting Estimates
  The analysis of our results of operations is based upon our financial statements, which have been prepared in accordance with GAAP. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Critical accounting estimates are reflective of significant judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. The following are areas that we believe require significant judgments:

..   Deferred Policy Acquisition Costs ("DAC")

  We amortize DAC based on the related policy's classification. For individual life insurance policies, DAC is amortized in proportion to estimated gross margins. For universal life, variable universal life and accumulation annuities, DAC is amortized in proportion to estimated gross profits, or EGPs. Policies may be surrendered for value or exchanged for a different one of our products (internal replacement). The DAC balance associated with the replaced or surrendered policies is amortized to reflect these surrenders.

  Each year, we develop future EGPs for the products sold during that year. The EGPs for products sold in a particular year are aggregated into cohorts. Future EGPs are projected for the estimated lives of the contracts. The amortization of DAC requires the use of various assumptions, estimates and judgments about the future. The assumptions, in the aggregate, are considered important in the projections of EGPs. The assumptions developed as part of our annual process are based on our current best estimates of future events, which are likely to be different for each year's cohort. Assumptions considered to be significant in the development of EGPs include separate account fund performance, surrender and lapse rates, interest margin, mortality, premium persistency and expenses. These assumptions are reviewed on a regular basis and are based on our past experience, industry studies, regulatory requirements and estimates about the future.


  To determine the reasonableness of the prior assumptions used and their impact on previously projected account values and the related EGPs, we evaluate, on a quarterly basis, our previously projected EGPs. Our process to assess the reasonableness of our EGPs involves the use of internally developed models, together with studies and actual experience. Incorporated in each scenario are our current best estimate assumptions with respect to separate account returns, surrender and lapse rates, interest margin, mortality, premium persistency, funding patterns and expenses.


  Underlying assumptions for future periods of EGPs are not altered unless experience deviates significantly from original assumptions. For example, when lapses of our insurance products meaningfully exceed levels assumed in determining the amortization of DAC, we adjust amortization to reflect the change in future premiums or EGPs resulting from the unexpected lapses. In the event that we were to revise assumptions used for prior year cohorts, our estimate of projected account values would change and the related EGPs in the DAC amortization model would be adjusted to reflect such change. This process is known as "unlocking". Continued favorable experience on key assumptions, which could include increasing separate account fund return performance, decreasing lapses or decreasing mortality could result in an unlocking which would result in a decrease to DAC amortization and an increase in the DAC asset. Finally, an analysis is performed periodically to assess whether there are sufficient gross margins or gross profits to amortize the remaining DAC balances.

  The separate account fund performance assumption is critical to the development of the EGPs related to our variable annuity and variable life insurance businesses. As equity markets do not move in a systematic manner, we use a mean reversion method (reversion to the mean assumption), a common industry practice to determine the future equity market growth rate assumption used for the amortization of DAC. This practice assumes that the expectation for long-term appreciation is not changed by minor short-term market fluctuations. The average long-term rate of assumed separate account fund performance used in estimating gross profits was 6.0% (after fund fees and mortality and expense charges) for the variable annuity business and 6.9% (after fund fees and mortality and expense charges) for the variable life business at both at December 31, 2007 and 2006.

  We perform analysis with respect to the sensitivity of a change in the separate account performance assumption as it is critical to the development of the EGPs related to our variable annuity and variable life insurance business. Equity market movements have a significant impact on the account value of variable life and annuity products and the fees earned on these. EGPs could increase or decrease with these movements in the equity market. Sustained and significant changes in the equity markets could therefore have an impact on DAC amortization. Periodically, we also perform analysis with respect to the sensitivity of a change in assumed mortality as it is critical to the development of the EGPs related to our universal life insurance business.

  As part of our analysis of separate account returns, we perform two sensitivity tests. If at December 31, 2007 we had used a 100 basis points lower separate account return assumption (after fund fees and mortality and expense charges) for both the variable annuity and the variable life businesses and used our current best estimate assumptions for all other assumptions to project account values forward from the current value to reproject EGPs, the estimated increase to amortization and decrease to net income would be approximately $1,794 thousand, after-tax.



  If, instead, at December 31, 2007 we had used a 100 basis points higher separate account return assumption (after fund fees and mortality and expense charges) for both the variable annuity and variable life businesses and used our current best estimate assumptions for all other assumptions to project account values forward from the current value to reproject EGPs, the estimated decrease to amortization and increase to net income would be approximately $1,783 thousand, after-tax.

  These revisions are not currently required or anticipated.


..   Policy Liabilities and Accruals

  Reserves are liabilities representing estimates of the amounts that will come due to our policyholders at some point in the future. GAAP prescribes the methods of establishing reserves, allowing some degree of managerial judgment.

..   Valuation of Debt and Equity Securities

  We classify our debt and equity securities held in our general account as available-for-sale and report them in our balance sheet at fair value. Fair value is based on quoted market price, where available. When quoted market prices are not available, we estimate fair value by discounting debt security cash flows to reflect interest rates currently being offered on similar terms to borrowers of similar credit quality, by quoted market prices of comparable instruments and by independent pricing sources or internally developed pricing models.

Fair Value of General Account Fixed Maturity Securities   As of December 31, 2007
by Pricing Source:                                      ----------------------------
($ in thousands)                                            Fixed          % of
                                                         Maturities       Total
                                                        at Fair Value   Fair Value
                                                        -------------- -------------
       Priced via independent market quotations........ $    1,102,959           65%
       Priced via matrices.............................        283,484           17%
       Priced via broker quotations....................        264,174           15%
       Priced via other methods........................          53151            3%
       Short-term investments*.........................          5,818            0%
                                                        -------------- -------------
       Total........................................... $     1,709568          100%
                                                        ============== =============

*Short-term investments are valued at amortized cost, which approximates fair value.

  Investments whose value, in our judgment, are considered to be other-than-temporarily impaired are written down to fair value as a charge to realized losses included in our earnings. The assessment of whether impairments have occurred is based on management's case-by-case evaluation of the underlying reasons for the decline in fair value. Management considers a wide range of factors about the security issuer and uses its best judgment in evaluating the cause of the decline in the estimated fair value of the security and in assessing the prospects for near term recovery. Inherent in management's evaluation of the security are assumptions and estimates about the operations of the issuer and its future earnings potential. Consideration used by the company in the impairment evaluation process include, but are not limited to:

.. the length of time and the extent to which the market value has been below cost or amortized cost;

.. the potential for impairments of securities when the issuer is experiencing significant financial difficulties;

..  the potential for impairments in an entire industry sector or sub-sector;

.. our ability and intent to hold the security for a period of time sufficient to allow for recovery of its value;

..  unfavorable changes in forecasted cash flows on asset-backed securities; and

.. other subjective factors, including concentrations and information obtained from regulators and rating agencies.

  The cost basis of these written-down investments is adjusted to fair value at the date the determination of impairment is made. The new cost basis is not changed for subsequent recoveries in value. For mortgage-backed and other asset-backed debt securities, we recognize income using a constant effective yield based on anticipated prepayments and the estimated economic lives of the securities. When actual prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and any resulting adjustment is included in net investment income. For certain asset-backed securities, changes in estimated yield are recorded on a prospective basis and specific valuation methods are applied to these securities to determine if there has been an other-than-temporary decline in value.

..   Deferred Income Taxes


  We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. The deferred income tax assets and/or liabilities are determined by multiplying the differences between the financial reporting and tax reporting bases for assets and liabilities by the enacted tax rates expected to be in effect when such differences are recovered or settled. The effect on deferred income taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances on deferred income tax assets are estimated based on our assessment of the realizability of such amounts.

  We have elected to file a consolidated federal income tax return for 2007 and prior years. Within the consolidated tax return, we are required by regulations of the Internal Revenue Service(IRS) to segregate the entities into two groups: life insurance companies and non-life insurance companies. We are limited as to the amount of any operating losses from the non-life group that can be offset against taxable income of the life group. These limitations affect the amount of any operating loss carryforwards that we have now or in the future.

  We have determined, based on our earnings and future income, that it is more likely than not that the deferred income tax assets will be realized . In determining the adequacy of future income, we have considered projected future income, reversal of existing temporary differences and available tax planning strategies that could be implemented, if necessary.

  Our federal income tax returns are routinely audited by the IRS and estimated provisions are routinely provided in the financial statements in anticipation of the results of these audits. Unfavorable resolution of any particular issue could result in additional use of cash to pay liabilities that would be deemed owed to the IRS. Additionally, any unfavorable or favorable resolution of any particular issue could result in an increase or decrease, respectively, to our effective income tax rate to the extent that our estimates differ from the ultimate resolution.



Results of Operations for the Year Ended December 31, 2007



Summary Financial Data: ($ in thousands)           Year Ended
                                                  December 31,              Increase (decrease) and
                                         ------------------------------        percentage change
                                              2007            2006               2007 vs. 2006
                                         --------------  --------------  -----------------------------
REVENUES:
Premiums................................ $       18,602  $       13,575  $        5,027            37%
Insurance and investment product fees...        263,696         180,498          83,198            46%
Investment income, net of expenses......        109,607         129,325         (19,718)         (15)%
Net realized investment losses..........         (7,043)         (2,460)         (4,583)        (186)%
                                         --------------  --------------  --------------  -------------
Total revenues..........................        384,862         320,938          63,924            20%
                                         ==============  ==============  ==============  =============
BENEFITS AND EXPENSES:
Policy benefits.........................        157,616         151,285           6,331             4%
Policy acquisition cost amortization....        124,015          91,168          32,847            36%
Other operating expenses................         83,601          65,388          18,213            28%
                                         --------------  --------------  --------------  -------------
Total benefits and expenses.............        365,232         307,841          57,391            19%
                                         ==============  ==============  ==============  =============
Income before income taxes..............         19,630          13,097           6,533            50%
Applicable income tax expense...........         (3,643)         (3,016)           (627)           21%
                                         --------------  --------------  --------------  -------------
Net income.............................. $       15,987  $       10,081  $        5,906            59%
                                         ==============  ==============  ==============  =============



Year Ended December 31, 2007 compared to year ended December 31, 2006
  Net income improved in 2007 to $15,987 thousand, up from $10,081 thousand in the prior year. This result reflected improvements in mortality margins and fees, partially offset by higher non-deferred expenses, reflecting investments in the growth of new distribution and business initiatives, and by amortization of deferred policy acquisition costs.

  Mortality margins in universal life and variable universal life products increased $42.5 million in 2007, reflecting a $65.3 million increase in cost of insurance fees, only partially offset by a $22.8 million increase in benefits. While fluctuations in mortality are inherent in our business, this improvement primarily reflects growth in the block of business over recent years. Fee revenues, net of premium taxes and non-deferrable commissions, increased $17.1 million in 2007. However, non-deferred expenses increased as we invested in new product development and sales growth. In addition, higher mortality margins and increasing inforce blocks created higher amortization expense of $126.2 million in 2007, compared with $92.3 million in 2006.

General Account
  The invested assets in our general account are generally of high quality and broadly diversified across fixed income sectors, public and private income securities and individual credits and issuers. Our investment professionals manage these general account assets in investment segments that support specific product liabilities. These investment segments have distinct investment policies that are structured to support the financial characteristics of the related liabilities within them. Segmentation of assets allows us to manage the risks and measure returns on capital for our various products.

Separate Accounts
  Separate account assets are managed in accordance with the specific investment contracts and guidelines relating to our variable products. We generally do not bear any investment risk on assets held in separate accounts. Rather, we receive investment management fees based on assets under management. Assets held in separate accounts are not available to satisfy general account obligations.

Debt and Equity Securities Held in General Account

  Our general account debt securities portfolio consists primarily of investment-grade publicly traded and privately placed corporate bonds, residential mortgage-backed securities, commercial mortgage-backed securities and asset-backed securities. As of December 31, 2007, our general account debt securities, with a carrying value of $1,709.6 million, represented 98.6% of total general account investments. Public debt securities represented 79.7% of total debt securities, with the remaining 20.3% represented by private debt securities.



  Each year, the majority of our general account's net cash flows are invested in investment grade debt securities. In addition, we maintain a portfolio allocation of between 6% and 10% of debt securities in below investment grade rated bonds. Allocations are based on our assessment of relative value and the likelihood of enhancing risk-adjusted portfolio returns. The size of our allocation to below investment grade bonds is also constrained by the size of our net worth. We are subject to the risk that the issuers of the debt securities we own may default on principal and interest payments, particularly in the event of a major economic downturn. Our investment strategy has been to invest the majority of our below investment grade rated bond exposure in the BB rating category, which is equivalent to a Securities Valuation Office, or SVO, securities rating of 3. The BB rating category is the highest quality tier within the below investment grade universe, and BB rated securities historically experienced lower defaults compared to B or CCC rated bonds. As of December 31, 2007, our total below investment grade securities totaled $144.0 million, or 8.4%, of our total debt security portfolio. Of that amount, $97.3 million, or 5.7%, of our debt security portfolio was invested in the BB category. Our debt securities having an increased risk of default (those securities with an SVO rating of four or greater which is equivalent to B or below) totaled $46.7 million, or 2.7%, of our total debt security portfolio.


  Our general account debt and equity securities are classified as available-for-sale and are reported at fair value with unrealized gains or losses included in equity. Accordingly, the carrying value of such securities reflects their fair value at the balance sheet date. Fair value is based on quoted market price, where available. When quoted market prices are not available, we estimate fair value for debt securities by discounting projected cash flows based on market interest rates currently being offered on similar terms to borrowers of similar credit quality, by quoted market prices of comparable instruments and by independent pricing sources or internally developed pricing models. Investments whose value, in our judgment, is considered to be other-than-temporarily impaired are written down to fair value as a charge to realized losses included in our earnings. The cost basis of these written-down investments is adjusted to fair value at the date the determination of impairment is made. The new cost basis is not changed for subsequent recoveries in value.


Debt Securities by Type and Credit Quality:                     As of December 31, 2007
                                            --------------------------------------------------------------
($ in thousands)                                   Investment Grade             Below Investment Grade
                                            ------------------------------  ------------------------------
                                              Fair Value         Cost         Fair Value         Cost
                                            --------------  --------------  --------------  --------------
    United States government and agency.... $       65,774  $       64,884  $           --  $           --
    State and political subdivision........         11,029          11,134              --              --
    Foreign government.....................         11,477          11,003          18,946          16,713
    Corporate..............................        857,431         872,664         117,627         126,318
    Mortgage-backed........................        358,479         372,733              --              --
    Other asset-backed.....................        261,446         281,404           7,377           7,523
                                            --------------  --------------  --------------  --------------
    Total debt securities.................. $    1,565,636  $    1,613,822  $      143,950  $      150,554
                                            ==============  ==============  ==============  ==============

    Percentage of total debt securities....       92%             91%             8%              9%
                                            ==============  ==============  ==============  ==============

  We manage credit risk through industry and issuer diversification. Maximum exposure to an issuer is defined by quality ratings, with higher quality issuers having larger exposure limits. Our investment approach has been to create a high level of industry diversification. The top five industry holdings as of December 31, 2007 in our debt securities portfolio were banking (6.8%), diversified financial services (6.7%), insurance (3.3%), real estate investment trusts (2.7%) and broker dealers (2.5%).

  Total net unrealized losses on debt securities were $547901 thousand (unrealized losses of $71,029 thousand less unrealized gains of $16,239 thousand).


  At the end of each reporting period, we review our security holdings for potential recognition of an other-than-temporary impairment. We maintain a watch list of securities in default, near default or otherwise considered by our investment professionals as being distressed, potentially distressed or requiring a heightened level of scrutiny. We also identify securities whose carrying value has been below amortized cost on a continuous basis for zero to six months, greater than six months to 12 months and greater than 12 months. This analysis is provided for investment grade and non-investment grade securities. Using this analysis, coupled with our watch list, we review all securities whose fair value is less than 80% of amortized cost (significant unrealized loss) with emphasis on below investment grade securities with a continuous significant unrealized loss in excess of six months. In addition, we review securities that had experienced lesser percentage declines in value on a more selective basis to determine if a security is other-than-temporarily impaired.

  Our assessment of whether an investment by us in a debt or equity security is other-than-temporarily impaired includes whether the issuer has:

..  defaulted on payment obligations;

.. declared that it will default at a future point outside the current reporting period;

.. announced that a restructuring will occur outside the current reporting period;

..  severe liquidity problems that cannot be resolved;

..  filed for bankruptcy;

.. a financial condition which suggests that future payments are highly unlikely;

..  deteriorating financial condition and quality of assets;

..  sustained significant losses during the current year;

.. announced adverse changes or events such as changes or planned changes in senior management, restructurings, or a sale of assets; and/or

.. been affected by any other factors that indicate that the fair value of the investment may have been negatively impacted.

  The following table presents certain information with respect to our gross unrealized losses related to our investments in general account debt securities. Applicable DAC and deferred income taxes reduce the effect of these losses on our comprehensive income.


Duration of Gross Unrealized Losses on                 As of December 31, 2007
                                       ------------------------------------------------------
                                                        0 - 6         6 - 12        Over 12
General Account Securities:                Total        Months        Months        Months
($ in thousands)                       ------------  ------------  ------------  ------------
   Debt Securities
   Total fair value................... $  1,128,642  $    193,384  $    184,274  $    750,984
   Total amortized cost...............    1,199,671       210,133       202,606       786,932
                                       ------------  ------------  ------------  ------------
   Unrealized losses.................. $    (71,029) $    (16,749) $    (18,332) $    (35,948)
                                       ============  ============  ============  ============
   Unrealized losses after offsets.... $    (11,780) $     (2,683) $     (2,912) $     (6,185)
                                       ============  ============  ============  ============
   Number of securities...............          654           137           106           411
                                       ============  ============  ============  ============

   Investment grade:
   Unrealized losses.................. $    (61,748) $    (15,440) $    (17,844) $    (28,464)
                                       ============  ============  ============  ============
   Unrealized losses after offsets.... $    (10,182) $     (2,467) $     (2,836) $     (4,879)
                                       ============  ============  ============  ============

   Below investment grade:
   Unrealized losses.................. $     (9,281) $     (1,309) $       (488) $     (7,484)
                                       ============  ============  ============  ============
   Unrealized losses after offsets.... $     (1,598) $       (216) $        (76) $     (1,306)
                                       ============  ============  ============  ============



  For debt securities with gross unrealized losses, 86.4% of the unrealized losses after offsets for deferred policy acquisition costs and deferred income taxes pertain to investment grade securities and 13.6% of the unrealized losses after offsets pertain to below investment grade securities at December 31, 2007



  The following table represents those securities whose fair value is less than 80% of amortized cost (significant unrealized loss) that have been at a significant unrealized loss position on a continuous basis.

Duration of Gross Unrealized Losses on                  As of December 31, 2007
                                         -----------------------------------------------------
General Account Securities: ($ in                         0 - 6         6 - 12      Over 12
thousands)                                   Total        Months        Months      Months
                                         ------------  ------------  ------------ ------------
Debt Securities
Unrealized losses over 20% of cost...... $    (17,781) $    (17,781) $         -- $         --
                                         ------------  ------------  ------------ ------------
Unrealized losses over 20% of cost
  after offsets......................... $     (2,780) $     (2,780) $         -- $         --
                                         ============  ============  ============ ============
Number of securities....................           31            31
                                         ============  ============  ============ ============

Investment grade:
Unrealized losses over 20% of cost...... $    (13,848) $    (13,848) $         -- $         --
                                         ============  ============  ============ ============
Unrealized losses over 20% of cost
  after offsets......................... $     (2,165) $     (2,165) $         -- $         --
                                         ============  ============  ============ ============

Below investment grade:
Unrealized losses over 20% of cost...... $     (3,933) $     (3,933) $         -- $         --
                                         ============  ============  ============ ============
Unrealized losses over 20% of cost
  after offsets......................... $       (615) $       (615) $         -- $         --
                                         ============  ============  ============ ============


  In determining that the securities giving rise to the previously mentioned unrealized losses were not other-than-temporarily impaired, we evaluated the factors cited above. In making these evaluations, we must exercise considerable judgment. Accordingly, there can be no assurance that actual results will not differ from our judgments and that such differences may require the future recognition of other-than-temporary impairment charges that could have a material affect on our financial position and results of operations. In addition, the value of, and the realization of any loss on, a debt security or equity security is subject to numerous risks, including interest rate risk, market risk, credit risk and liquidity risk. The magnitude of any loss incurred by us may


Residential Mortgage-Backed Securities
  The weakness in the U.S. real estate markets, increases in interest rates and the effects of relaxed underwriting standards for mortgages and home equity loans have led to higher delinquency rates for residential mortgage-backed securities, especially those originated in 2006 and those designated as sub-prime. In addition, there have been increased concerns in the financial markets about residential mortgage-backed securities designated as Alt-A.

  Sub-prime mortgage lending refers to the origination of residential mortgage loans to customers with weak or impaired credit profiles, including, but not limited to, those with the lowest credit scores. Alt-A mortgage lending refers to the origination of residential mortgage loans to customers who are rated above the sub-prime category but below top rated prime borrowers, for reasons including, but not limited to, the election not to provide documentation for items such as income sources.

  We invest directly in residential mortgage-backed securities through our general account. To the extent these assets deteriorate in credit quality and decline in value, we may realize impairment losses. We have been focused on identifying those securities that can withstand significant increases in delinquencies and foreclosures in the underlying mortgage pools before incurring a loss of principal.

  Most of our residential mortgage-backed securities portfolio is highly rated. As of December 31, 2007, over 94% of the total residential portfolio was rated AAA or AA. We have $92,011 thousand of sub-prime exposure, which represents 5.0% of our general account. Substantially all of our sub-prime exposure is investment grade, and 97.6% is AAA rated, with another 1.7% in AA securities. We have employed a disciplined approach in the analysis and monitoring of our mortgage-backed securities. Our approach involves a monthly review of each security. Underlying mortgage data is obtained from the security's trustee and analyzed for performance trends. A security-specific stress analysis is performed using the most recent trustee information. This analysis forms the basis for our determination of whether the security will pay in accordance with the contractual cash flows. Our exposure to sub-prime mortgages originated after 2005 is less than 3% of our general account, with 99% of those securities rated AAA.



Residential Mortgage-Backed                                As of December 31, 2007
Securities:                 -------------------------------------------------------------------------------------
                               Book       Market        % General                                                  BB and
                               Value      Value        Account/(1)/    AAA       AA            A        BBB        Below
($ in thousands)            ----------- -----------    -----------  --------- ---------    --------- ---------    ---------
        Collateral.........
        Agency............. $    42,631 $    42,247          2.3%      100.0%      0.0%         0.0%      0.0%         0.0%
        Prime..............     179,353     170,249          9.2%       90.3%      0.6%         0.0%      9.1%         0.0%
        Alt-A..............      62,482      58,684          3.2%       91.4%      0.5%         4.7%      3.4%         0.0%
        Sub-prime..........      97,334      92,011          5.0%       97.6%      1.7%         0.6%      0.0%         0.1%
                            ----------- -----------     ---------   --------- ---------    --------- ---------    ---------
        Total.............. $   381,800 $   363,191         19.7%       93.5%      0.8%         0.9%      4.8%         0.0%
                            =========== ===========     =========   ========= =========    ========= =========    =========

-----------------

/(1)/Percentages based on Market Value.

Liquidity and Capital Resources
  In the normal course of business, we enter into transactions involving various types of financial instruments such as debt and equity securities. These instruments have credit risk and also may be subject to risk of loss due to interest rate and market fluctuations.

  Our liquidity requirements principally relate to the liabilities associated with various life insurance and annuity products and operating expenses. Liabilities arising from life insurance and annuity products include the payment of benefits, as well as cash payments in connection with policy surrenders, withdrawals and loans.

  Historically, we have used cash flow from operations and investment activities to fund liquidity requirements. Our principal cash inflows from life insurance and annuities activities come from premiums, annuity deposits and charges on insurance policies and annuity contracts. Principal cash inflows from investment activities result from repayments of principal, proceeds from maturities, sales of invested assets and investment income.

  Additional liquidity to meet cash outflows is available from our portfolio of liquid assets. These liquid assets include substantial holdings of United States government and agency bonds, short-term investments and marketable debt and equity securities.

  A primary liquidity concern with respect to life insurance and annuity products is the risk of early policyholder and contractholder withdrawal. We closely monitor our liquidity requirements in order to match cash inflows with expected cash outflows, and employ an asset/liability management approach tailored to the specific requirements of each product line, based upon the return objectives, risk tolerance, liquidity, tax and regulatory requirements of the underlying products. In particular, we maintain investment programs intended to provide adequate funds to pay benefits without forced sales of investments. Products having liabilities with relatively long lives, such as life insurance, are matched with assets having similar estimated lives, such as long-term bonds and private placement bonds. Shorter-term liabilities are matched with investments with short-term and medium-term fixed maturities.




Annuity Actuarial Reserves and Deposit Fund                                           As of December 31,
                                                                       -------------------------------------------------
Liability Withdrawal Characteristics:                                            2007                     2006
                                                                       ------------------------ ------------------------
($ in thousands)                                                       Amount/(1)/    Percent   Amount/(1)/    Percent
                                                                       ------------ ----------- ------------ -----------
Not subject to discretionary withdrawal provision..................... $     34,807          1% $     28,769          1%
Subject to discretionary withdrawal without adjustment................      531,863         12%      595,654         14%
Subject to discretionary withdrawal with market value adjustment......      252,525          6%      398,092          9%
Subject to discretionary withdrawal at contract value less surrender
  charge..............................................................      355,558          8%      499,303         11%
Subject to discretionary withdrawal at market value...................    3,279,915         73%    2,865,268         65%
                                                                       ------------ ----------- ------------ -----------
Total annuity contract reserves and deposit fund liability............ $  4,454,668        100% $  4,387,086        100%
                                                                       ============ =========== ============ ===========

-----------------

/(1)/Annuity contract reserves and deposit fund liability amounts are reported on a statutory basis, which more accurately reflects the potential cash outflows and include variable product liabilities. Annuity contract reserves and deposit fund liabilities are monetary amounts that an insurer must have available to provide for future obligations with respect to its annuities and deposit funds. These are liabilities in our financial statements prepared in conformity with statutory accounting practices. These amounts are at least equal to the values available to be withdrawn by policyholders.


  Individual life insurance policies are less susceptible to withdrawals than annuity contracts because policyholders may incur surrender charges and be required to undergo a new underwriting process in order to obtain a new insurance policy. As indicated in the table above, most of our annuity contract reserves and deposit fund liabilities are subject to withdrawals.


  Individual life insurance policies, other than term life insurance policies, increase in cash values over their lives. Policyholders have the right to borrow an amount up to a certain percentage of the cash value of their policies at any time. As of December 31, 2007, we had approximately $416,409 thousand in cash values with respect to which policyholders had rights to take policy loans. The majority of cash values eligible for policy loans are at variable interest rates that are reset annually on the policy anniversary. Policy loans at December 31, 2007 were $21,605 thousand.


  The primary liquidity risks regarding cash inflows from our investment activities are the risks of default by debtors, interest rate and other market volatility and potential illiquidity of investments. We closely monitor and manage these risks.

  We believe that our current and anticipated sources of liquidity are adequate to meet our present and anticipated needs.

Contractual Obligations and Commercial Commitments
  As of December 31, 2007, there were no significant changes to our outstanding contractual obligations and commercial commitments as disclosed in the following table.



Contractual Obligations and Commercial                            As of December 31, 2007
Commitments:                             --------------------------------------------------------------------------
($ in thousands)                             Total           2008       2009 - 2010    2011 - 2012     Thereafter
                                         -------------- -------------- -------------- -------------- --------------
Contractual Obligations.................
Fixed contractual obligations/(1)/...... $           -- $           -- $           -- $           -- $           --
Other long-term liabilities/(2)/........     14,159,110         87,338      1,496,523      1,329,308     10,461,941
                                         -------------- -------------- -------------- -------------- --------------
Total contractual obligations/(3)/...... $   14,159,110 $       87,338 $    1,496,523 $    1,329,308 $   10,461,941
                                         ============== ============== ============== ============== ==============
Commercial Commitments
Commitments related to private
  placements............................ $        6,885 $        6,885 $           -- $           -- $           --
                                         -------------- -------------- -------------- -------------- --------------
Total commercial commitments............ $        6,885 $        6,885 $           -- $           -- $           --
                                         ============== ============== ============== ============== ==============

-----------------

/(1)/We have no fixed contractual obligations as all purchases are made by our parent company and the resulting expenses are allocated to us when incurred.
/(2)/Policyholder contractual obligations represent estimated benefits from life insurance and annuity contracts issued by us. Policyholder contractual obligations also include separate account liabilities, which are contractual obligations of the separate account assets established under applicable state insurance laws and are legally insulated from our general account assets.
  Future obligations are based on our estimate of future investment earnings, mortality, surrenders and applicable policyholder dividends. Actual obligations in any single year, or ultimate total obligations, may vary materially from these estimates as actual experience emerges. Policy liabilities and accruals are recorded on the balance sheet in amounts adequate to meet the estimated future obligations of the policies in force. The policyholder obligations reflected in the table above exceed the policy liabilities, policyholder deposit fund liabilities and separate account liabilities reported on our December 31, 2007 balance sheet because the above amounts do not reflect future investment earnings and future premiums and deposits on those policies. Separate account obligations will be funded by the cash flows from separate account assets, while the remaining obligations will be funded by cash flows from investment earnings on general account assets and premiums and deposits on contracts in force.
/(3)/Due to the uncertainty of the timing of future cash flows associated with our unrecognized tax benefits at December 31, 2007, we are unable to make reasonably reliable estimates of the period of cash settlement with the respective taxing authorities. Therefore, $525 thousand of unrecognized tax benefits have been excluded from this table.


Off-Balance Sheet Arrangements

  As of December 31, 2007, we did not have any significant off-balance sheet arrangements as defined by Item 303(a)(4)(ii) of SEC Regulation S-K.


Reinsurance
  We maintain life reinsurance programs designed to protect against large or unusual losses in our life insurance business. Based on our review of their financial statements and reputations in the reinsurance marketplace and other relevant information, we believe that these third-party reinsurers are financially sound and, therefore, that we have no material exposure to uncollectible life reinsurance.


Statutory Capital and Surplus and Risk-Based Capital
  Connecticut Insurance Law requires that Connecticut life insurers report their risk-based capital. Risk-based capital is based on a formula calculated by applying factors to various asset, premium and statutory reserve items. The formula takes into account the risk characteristics of the insurer, including asset risk, insurance risk, interest rate risk and business risk. The Connecticut Insurance Department has regulatory authority to require various actions by, or take various actions against, insurers whose Total Adjusted Capital (capital and surplus plus AVR) does not exceed certain risk-based capital levels.



  The levels of regulatory action, the trigger point and the corrective actions required are summarized below:

  Company Action Level - results when Total Adjusted Capital falls below 200% of Authorized Control Level at which point the company must file a comprehensive plan to the state insurance regulators;

  Regulatory Action Level - results when Total Adjusted Capital falls below 150% of Authorized Control Level where, in addition to the above, insurance regulators are required to perform an examination or analysis deemed necessary and issue a corrective order specifying corrective actions;

  Authorized Control Level - results when Total Adjusted Capital falls below 100% of Authorized Control Level risk-based capital as defined by the NAIC where, in addition to the above, the insurance regulators are permitted but not required to place the company under regulatory control; and

  Mandatory Control Level - results when Total Adjusted Capital falls below 80% of Authorized Control Level where insurance regulators are required to place the company under regulatory control.

  At December 31, 2007, our Total Adjusted Capital level was in excess of 350% of Company Action Level.

Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

Selected Financial Data
  The following selected financial data should be read in conjunction with the financial statements and notes, which can be found at the end of this Prospectus.

Annual Data


                                                                          Year Ended December 31,
                                              ------------------------------------------------------------------------------
                                                   2007            2006            2005            2004            2003
                                              --------------  --------------  --------------  --------------  --------------
REVENUES:
Premiums..................................... $       18,602  $       13,575  $        9,521  $        7,367  $        5,829
Insurance and investment product fees........        263,696         180,498         109,270          83,300          65,529
Investment income, net of expenses...........        109,607         129,325         154,374         143,862         133,531
Net realized investment gains (losses).......         (7,043)         (2,460)        (10,569)          5,121             768
                                              --------------  --------------  --------------  --------------  --------------
Total revenues...............................        384,862         320,938         262,596         239,650         205,657
                                              --------------  --------------  --------------  --------------  --------------

BENEFITS AND EXPENSES:
Policy benefits..............................        157,616         151,285         130,279         136,760         127,311
Policy acquisition cost amortization.........        124,015          91,168          80,402          45,027          20,040
Other operating expenses.....................         83,601          65,388          50,493          35,683          35,288
                                              --------------  --------------  --------------  --------------  --------------
Total benefits and expenses..................        365,232         307,841         261,174         217,470         182,639
                                              --------------  --------------  --------------  --------------  --------------
Income (loss) before income taxes............         19,630          13,097           1,422          22,180          23,018
Applicable income tax (expense) benefit......         (3,643)         (3,016)          2,801          (5,465)         (8,369)
                                              --------------  --------------  --------------  --------------  --------------
Net income................................... $       15,987  $       10,081  $        4,223  $       16,715  $       14,649
                                              ==============  ==============  ==============  ==============  ==============

                                                                               December 31,
                                              ------------------------------------------------------------------------------
                                                   2007            2006            2005            2004            2003
                                              --------------  --------------  --------------  --------------  --------------
Total assets................................. $    6,314,460  $    5,849,199  $    5,979,155  $    6,035,711  $    5,632,854
                                              ==============  ==============  ==============  ==============  ==============



Supplementary Financial Information



Selected Unaudited Quarterly Financial Data:                      Quarter Ended
                                             ------------------------------------------------------
($ in thousands)                                Mar 31,      June 30,      Sept 30,       Dec 31,
                                             ------------  ------------  ------------  ------------
Income Statement Data                                                 2007
                                             ------------------------------------------------------
  REVENUES
  Premiums.................................. $      3,179  $      2,882  $      4,199  $      8,342
  Insurance and investment product fees.....       54,301        59,562        67,510        82,323
  Investment income, net of expenses........       27,894        27,192        27,609        26,912
  Net realized investment losses............         (170)          359        (1,987)       (5,245)
                                             ------------  ------------  ------------  ------------
  Total revenues............................       85,204        89,995        97,331       112,332
                                             ============  ============  ============  ============

  BENEFITS AND EXPENSES
  Policy benefits...........................       35,676        32,555        39,107        50,278
  Policy acquisition cost amortization......       25,263        28,243        29,251        41,258
  Other operating expenses..................       17,086        20,423        20,641        25,451
                                             ------------  ------------  ------------  ------------
  Total benefits and expenses...............       78,025        81,221        88,999       116,987
  Income before income taxes................        7,179         8,774         8,332        (4,655)
  Applicable income tax (expense) benefit...       (2,340)       (2,829)         (524)        2,050
                                             ------------  ------------  ------------  ------------
  Net income (loss)......................... $      4,839  $      5,945  $      7,808  $     (2,605)
                                             ============  ============  ============  ============

  COMPREHENSIVE INCOME
  Net income (loss)......................... $      4,839  $      5,945  $      7,808  $     (2,605)
  Net unrealized gains (losses).............          935        (5,206)       (2,411)       (2,413)
                                             ------------  ------------  ------------  ------------
  Comprehensive income (loss)............... $      5,774  $        739  $      5,397  $     (5,018)
                                             ============  ============  ============  ============

Selected Unaudited Quarterly Financial Data:                            Quarter Ended
                                                   ------------------------------------------------------
($ in thousands)                                      Mar 31,      June 30,      Sept 30,       Dec 31,
                                                   ------------  ------------  ------------  ------------
Income Statement Data                                                       2007
                                                   ------------------------------------------------------
ADDITIONAL PAID-IN CAPITAL
Capital contribution from parent.................. $         --  $     25,000  $     24,984  $         --

RETAINED EARNINGS
Adjustment for initial application of FIN 48......       (1,000)           --            --            --
Net income (loss).................................        4,839         5,945         7,808        (2,605)

OTHER COMPREHENSIVE INCOME
Other comprehensive income (loss).................          935        (5,206)       (2,411)       (2,413)
                                                   ------------  ------------  ------------  ------------
Change in stockholder's equity....................        4,774        25,739        30,381        (5,018)
Stockholder's equity, beginning of period.........      550,260       555,034       580,773       611,154
                                                   ------------  ------------  ------------  ------------
Stockholder's equity, end of period............... $    555,034  $    580,773  $    611,154  $    606,136
                                                   ============  ============  ============  ============





Selected Unaudited Quarterly Financial Data:                      Quarter Ended
                                             ------------------------------------------------------
($ in thousands)                                Mar 31,      June 30,      Sept 30,       Dec 31,
                                             ------------  ------------  ------------  ------------
Income Statement Data                                                 2006
                                             ------------------------------------------------------
 REVENUES
 Premiums................................... $      2,475  $      3,219  $      2,975  $      4,906
 Insurance and investment product fees......       41,995        41,841        46,015        50,647
 Investment income, net of expenses.........       35,060        33,906        30,404        29,955
 Net realized investment losses.............       (4,083)          (64)         (169)        1,856
                                             ------------  ------------  ------------  ------------
 Total revenues.............................       75,447        78,902        79,225        87,364
                                             ============  ============  ============  ============

 BENEFITS AND EXPENSES
 Policy benefits............................       43,848        36,640        28,548        42,249
 Policy acquisition cost amortization.......       13,057        20,767        27,480        29,864
 Other operating expenses...................       19,512        16,263        14,781        14,832
                                             ------------  ------------  ------------  ------------
 Total benefits and expenses................       76,417        73,670        70,809        86,945
 Income before income taxes.................         (970)        5,232         8,416           419
 Applicable income tax (expense) benefit....          228        (1,329)       (1,027)         (888)
                                             ------------  ------------  ------------  ------------
 Net income (loss).......................... $       (742) $      3,903  $      7,389  $       (469)
                                             ============  ============  ============  ============

 COMPREHENSIVE INCOME
 Net income (loss).......................... $       (742) $      3,903  $      7,389  $       (469)
 Net unrealized gains (losses)..............       (4,316)       (4,812)        5,881         1,970
 Derivatives................................          (83)          (65)          785        (1,444)
                                             ------------  ------------  ------------  ------------
 Comprehensive income (loss)................ $     (5,141) $       (974) $     14,055  $         57
                                             ============  ============  ============  ============

 ADDITIONAL PAID-IN CAPITAL
 Capital contribution from parent........... $         --  $         --  $         --            --

 RETAINED EARNINGS
 Net income (loss)..........................         (742)        3,903         7,389          (469)

 OTHER COMPREHENSIVE INCOME
 Other comprehensive income (loss)..........       (4,399)       (4,877)        6,666           526
                                             ------------  ------------  ------------  ------------
 Change in stockholder's equity.............       (5,141)         (974)       14,055            57
 Stockholder's equity, beginning of period..      542,263       537,122       536,148       550,203
                                             ------------  ------------  ------------  ------------
 Stockholder's equity, end of period........ $    537,122  $    536,148  $    550,203  $    550,260
                                             ============  ============  ============  ============

Directors and Officers of PHL Variable

Name                    Age*** Length of Time Served     Position
------------------------------------------------------------------------------------------------------------------------
David R. Pellerin*        50   Officer since 11/23/07    Senior Vice President and Chief Accounting Officer
Peter A. Hofmann*         51   Officer since 11/23/07    Senior Executive Vice President and Chief Financial Officer
Gina C. O'Connell*        45   Officer since 05/02/2003  Senior Vice President
Philip K. Polkinghorn*    50   Director since 08/16/2004 Director and President
                               Officer since 08/16/2004
Zafar Rashid*             58   Officer since 8/16/2005   Senior Vice President
Tracy L. Rich*            56   Officer since 03/17/2003  Executive Vice President and Assistant Secretary
James D. Wehr**           50   Director since 08/16/2004 Director, Executive Vice President and Chief Investment Officer
                               Officer since 01/01/2004
Christopher M. Wilkos**   50   Officer since 09/02/1997  Senior Vice President and Corporate Portfolio Manager
                               Director since
Lisa-Lynn Bassi*          52   Officer since 10/8/07     Senior Vice President

* The business address of this individual is One American Row, Hartford, CT 06103-2899
** The business address of this individual is 56 Prospect Street, Hartford, CT
   06103-2836
***Ages are as of April 1, 2007

Executive Compensation and Management Ownership of PNX Shares

  The executive officers of PHL Variable, an indirect subsidiary of PNX, receive no direct compensation from PHL Variable and do not own any PHL Variable shares since the stock is wholly owned by a PNX affiliate. Executive officers of PHL Variable also serve as officers of PNX and own shares of PNX. Portions of the definitive proxy statement filed by PNX pursuant to Regulation 14A on March 17, 2008 with respect to Philip K. Polkinghorn, Michael E. Haylon, and James D. Wehr, are incorporated by reference into this section of the prospectus.




Summary Compensation Table for 2007 Fiscal Year
  The following table sets forth information concerning the 2007 compensation of our former CFO and those executives who were our Named Executive Officers ("NEOs") as of December 31, 2007. The table includes salary, annual incentives and long-term incentive compensation. Additional information may be found in the supporting tables and footnotes that accompany this table.


                                                                                                       Change in
                                                                                                     Pension Value
                                                                                                   and Non-Qualified
                                                                                     Non-Equity        Deferred
                                                            Stock       Option     Incentive Plan    Compensation
                                        Salary/(1)/ Bonus Awards/(2)/ Awards/(3)/ Compensation/(4)   Earnings/(5)/
                                   Year     $         $       $           $              /$                $
Name and Principal Position(a)     (b)     (c)       (d)     (e)         (f)            (g)               (h)
------------------------------     ---- ----------  ----- ----------  ----------  ---------------- -----------------
Philip K. Polkinghorn, President.. 2007   92,205      0    102,872      20,091        166,522           10,257
Peter A. Hofmann,
  Senior Executive Vice President
  and CFO/(7)/.................... 2007   37,145      0     31,648       7,628         57,133            2,807
Lisa-Lynn Bassi,
  Senior Vice President........... 2007  200,357      0     54,591      35,395        151,043           92,602
Zafar Rashid,
  Senior Vice President........... 2007  106,730      0     46,963       4,864         88,346           10,527
James D. Wehr,
  Executive Vice President & Chief
  Investment Officer.............. 2007   71,384      0     67,530       8,716        174,160           51,939
Michael E. Haylon,
  Former Senior Executive
  Vice President & CFO/(8)/....... 2007   52,140      0     31,571           0              0           21,779






                                      All Other
                                   Compensation/(6)  Total
                                          /$           $
Name and Principal Position(a)           (i)          (j)
------------------------------     ---------------- -------
Philip K. Polkinghorn, President..       4,969      396,917
Peter A. Hofmann,
  Senior Executive Vice President
  and CFO/(7)/....................       1,876      138,237
Lisa-Lynn Bassi,
  Senior Vice President...........      12,672      546,661
Zafar Rashid,
  Senior Vice President...........       4,289      261,719
James D. Wehr,
  Executive Vice President & Chief
  Investment Officer..............       4,777      378,506
Michael E. Haylon,
  Former Senior Executive
  Vice President & CFO/(8)/.......      12,141      117,631

-----------------

/(1)/Figures are shown for the year earned, and have not been reduced for deferrals. For 2007, the following NEOs elected to defer a portion of their salary until following termination of employment: Mr. Polkinghorn deferred $4,610, Mr. Hofmann deferred $690, Mr. Wehr deferred $4,368 and Mr. Haylon deferred $1,689.
/(2)/Represents the expense reflected in our financial statements in 2007 for all stock awards granted to NEOs (excluding stock options which are reflected in column (f)) as calculated pursuant to FAS 123R, with the only modification being that the forfeiture assumption for not meeting vesting service requirements is omitted from the calculation pursuant to SEC rules. These expenses include awards granted in 2007, and awards granted in prior years that are subject to multiple-year service or performance conditions. A summary of the various awards incorporated in this expense are:

                                FAS 123R Accounting Expense for NEO
                                             RSU Awards

                                                               Other     Service-
                                                            Performance-  Vested  2007 Annual
                                    2006 - 2008 2007 - 2009  Contingent    RSU     Incentive   Grand
                                    LTIP Cycle  LTIP Cycle   RSU Awards   Awards  Enhancement  Total
Name                           Year     ($)         ($)         ($)        ($)        ($)       ($)
----                           ---- ----------- ----------- ------------ -------- ----------- -------
Philip K. Polkinghorn......... 2007   15,368      32,336           --     48,595     6,574    102,872
Peter A. Hofmann.............. 2007    3,192      13,731           --     11,677     3,048     31,648
Lisa-Lynn Bassi............... 2007   16,364      32,264           --         --     5,963     54,591
Zafar Rashid.................. 2007    9,783      17,135           --     16,536     3,488     46,963
James D. Wehr................. 2007   10,708      18,776       31,309         --     6,737     67,530
Michael E. Haylon............. 2007       --          --           --     31,571        --     31,571

-----------------

/(3)/Represents the expense reflected in our financial statements for 2007 for all stock option awards granted to NEOs as calculated pursuant to FAS 123R, with the only modification being that the forfeiture assumption for not meeting vesting service requirements is omitted from the calculation pursuant to SEC rules. These expenses include awards granted in 2007, and awards granted in prior years that are subject to multiple-year service conditions. The various awards incorporated in this expense are:



                                  FAS 123R Accounting Expense for NEO
                                          Stock Option Awards

                                     2004 Stock    2005 Stock    2006 Stock    2007 Stock
                                    Option Awards Option Awards Option Awards Option Awards Grand Total
Name                           Year      ($)           ($)           ($)           ($)          ($)
----                           ---- ------------- ------------- ------------- ------------- -----------
Philip K. Polkinghorn......... 2007     3,371            --        16,720            --       20,091
Peter A. Hofmann.............. 2007     2,141            --            --         5,486        7,628
Lisa-Lynn Bassi............... 2007        --        26,996            --         8,400       35,395
Zafar Rashid.................. 2007     4,864            --            --            --        4,864
James D. Wehr................. 2007        --         8,716            --            --        8,716
Michael E. Haylon............. 2007        --            --            --            --           --

-----------------

/(4)/Represents the cash-based incentive earned under The Phoenix
     Companies, Inc. Annual Incentive Plan for Executive Officers for the applicable performance year, paid in March of the following year. For 2007, Mr. Polkinghorn elected to defer receipt of 10% ($16,652) of his incentive until following termination of employment.
/(5)/Represents the increase in the actuarial value of accumulated pension benefits accrued during the year. For 2007, this represents the change in value between December 31, 2006 and December 31, 2007. These benefit accruals pertain solely to benefits accrued under the Company's pension plans and exclude all account-based plans that NEOs may participate in, such as The Phoenix Companies, Inc. Savings and Investment Plan and The Phoenix Companies Inc. Non-Qualified Deferred Compensation and Excess Investment Plan.
/(6)/All Other Compensation Sub-Table:



                                   Company
                               Contributions to Reimbursement
                               401(k) Plan and  for Financial           Payout of        2007 Total
                                    Excess      Planning and  Tax Gross  Accrued         "All Other
                               Investment Plan  Tax Services     Ups    Vacation  Other Compensation"
Name                                 ($)             ($)         ($)       ($)     ($)       ($)
----                           ---------------- ------------- --------- --------- ----- -------------
Philip K. Polkinghorn.........       3,919           615         435         --    --       4,969
Peter A. Hofmann..............       1,876            --          --         --    --       1,876
Lisa-Lynn Bassi...............      12,672            --          --         --    --      12,672
Zafar Rashid..................       4,269            --          --         --    20       4,289
James D. Wehr.................       4,640            94          43         --    --       4,777
Michael E. Haylon.............       3,280            --          --      8,861    --      12,141

-----------------

/(7)/Mr. Hofmann was appointed as CFO and Senior Executive Vice President, effective as of November 23, 2007. Mr. Haylon's voluntary resignation and termination were effective November 23, 2007.


The Separate Account
  PHL Variable Separate Account MVA1 ("Separate Account") is a non-unitized separate account established under Connecticut law. Contract values attributable to the premium allocation and terms of the contract do not depend of the performance of the assets in the Separate Account.

  Under Connecticut law, all income, gains or losses of the Separate Account, whether realized or not, must be credited to or charged against the amount placed in the Separate Account without regard to our other income, gains and losses. The assets of the Separate Account may not be charged with liabilities arising out of any other business that we may conduct. Obligations under the contracts are obligations of PHL Variable.

  There are no discrete units in the Separate Account. No party with rights under any contract participates in the investment gain or loss from assets belonging to the Separate Account. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in the Separate Account may drop below the reserves and other liabilities it must maintain. If the Separate Account asset value drops below the reserve and other liabilities we must maintain in relation to the contracts supported by such assets, we will transfer assets from our General Account to the Separate Account. Conversely, if the amount we maintain is too much, we may transfer the excess to our General Account.

  In establishing guaranteed rates for the Fixed Account, we intend to take into account the yields available on the instruments in which we intend to invest the proceeds from the contracts. The company's investment strategy with respect to the proceeds attributable to the contracts generally will be to invest in investment-grade debt instruments having durations tending to match the applicable guarantee periods.

  Investment-grade debt instruments in which the company intends to invest the proceeds from the contracts include:

.. Securities issued by the United States government or its agencies or instrumentalities.

.. Debt securities which have a rating, at the time of purchase, within the four highest grades assigned by Moody's Investors Services, Inc. (Aaa, Aa, A or Bb), Standard & Poor's Corporation (AAA, AA, A or BBB) or any other nationally recognized rating service.

.. Other debt instruments, although not rated by Moody's or Standard & Poor's, are deemed by the company's management to have an investment quality comparable to securities described above.

  While the above generally describes our investment strategy with respect to the proceeds attributable to the contracts, we are not obligated to invest the proceeds according to any particular strategy, except as may be required by Connecticut and other state insurance law.

The Phoenix Companies, Inc.--Legal Proceedings about Company Subsidiaries
--------------------------------------------------------------------------------

  We are regularly involved in litigation and arbitration, both as a defendant and as a plaintiff. The litigation and arbitration naming us as a defendant ordinarily involves our activities as an insurer, investor, investment advisor or taxpayer. It is not feasible to predict or determine the ultimate outcome of all legal or arbitration proceedings or to provide reasonable ranges of potential losses. We believe that the outcomes of our litigation and arbitration matters are not likely, either individually or in the aggregate, to have a material adverse effect on our consolidated financial condition. However, given the large or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation and arbitration, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our results of operations or cash flows in particular quarterly or annual periods.


  State regulatory bodies, the Securities and Exchange Commission, or SEC, the Financial Industry Regulatory Authority, or "FINRA" (formerly known as the National Association of Securities Dealers, Inc., or NASD), and other regulatory bodies regularly make inquiries of us and, from time to time, conduct examinations or investigations concerning our compliance with, among other things, insurance laws and securities laws. We endeavor to respond to such inquiries in an appropriate way and to take corrective action if warranted.




  In 2004 and 2005, the Boston District Office of the SEC conducted a compliance examination of certain of PNX's affiliates that are registered under the Investment Company Act of 1940 or the Investment Advisers Act of 1940. Following the examination, the staff of the Boston District Office issued a deficiency letter primarily focused on perceived weaknesses in procedures for monitoring trading to prevent market timing activity. The staff requested PNX to conduct an analysis as to whether shareholders, policyholders and contract holders who invested in the funds that may have been affected by undetected market timing activity had suffered harm and to advise the staff whether PNX believes reimbursement is necessary or appropriate under the circumstances. A third party was retained to assist PNX in preparing the analysis. Based on this analysis, PNX advised the SEC that it does not believe that reimbursement is appropriate.

  Over the past several years, a number of companies have announced settlements of enforcement actions with various regulatory agencies, primarily the SEC and the New York Attorney General's Office. While no such action has been initiated against us, it is possible that one or more regulatory agencies may pursue this type of action against us in the future.


  Financial services companies have also been the subject of broad industry inquiries by state regulators and attorneys general which do not appear to be company-specific. These types of regulatory actions may be difficult to assess or quantify, may seek recovery of indeterminate amounts, including punitive and treble damages, and the nature and magnitude of their outcomes may remain unknown for substantial periods of time. While it is not feasible to predict or determine the ultimate outcome of all pending inquiries, investigations, legal proceedings and other regulatory actions, or to provide reasonable ranges of potential losses, we believe that their outcomes are not likely, either individually or in the aggregate, to have a material adverse effect on our consolidated financial condition. However, given the large or indeterminate amounts sought in certain of these actions and the inherent unpredictability of regulatory matters, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our results of operation or cash flows in particular quarterly or annual periods.


Distributor
--------------------------------------------------------------------------------


  PEPCO is the principal underwriter and national distributor of the contracts pursuant to an underwriting agreement dated November 1, 2000. Its principal business address is One American Row, Hartford, Connecticut 06115 and PEPCO is registered with the FINRA. PEPCO is a directly wholly owned subsidiary of Phoenix Investment Partners, Inc. ("PXP"). PXP is an indirectly owned subsidiary of The Phoenix Companies, Inc. PEPCO is an affiliated subsidiary of the Separate Account and PHL Variable.

  Contracts may be purchased from broker-dealers registered under the Securities Exchange Act of 1934 whose representatives are authorized by applicable law to sell contracts under terms of agreements provided by PEPCO. Sales commissions will be paid to registered representatives on purchase payments we receive under these contracts. PHL Variable will pay a maximum total sales commission of 15% of premiums. To the extent that the surrender charge under the contracts is less than the sales commissions paid with respect to the policies, we will pay the shortfall from our General Account assets, which will include any profits we may derive under the contracts.


  To the extent permitted by FINRA rules, overrides and promotional incentives or payments also may be provided to broker-dealers based on sales volumes, the assumption of wholesaling functions, or other sales-related criteria. Additional payments may be made for other services not directly related to the sale of the contracts, including the recruitment and training of personnel, production of promotional literature and similar services.


Experts
--------------------------------------------------------------------------------


  Kathleen A. McGah, Vice President and Counsel, PHL Variable Insurance Company, Hartford, Connecticut has provided opinions on certain matters relating to the federal securities laws in connection with the contracts described in this Prospectus.

  The financial statements of PHL Variable Insurance Company incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.



Annual Statements
--------------------------------------------------------------------------------

  At least once a year prior to the maturity date, we will send you a statement containing information about your contract value. For more information, please contact your registered representative or call us at 1-800-541-0171.

APPENDIX A--Deductions for State and Local Taxes--Qualified and Nonqualified Annuity Contracts


                                 Upon           Upon
State                       Premium Payment Annuitization Nonqualified Qualified
-----                       --------------- ------------- ------------ ---------
California.................                       X           2.35%      0.50%
Florida....................                       X           1.00       1.00
Maine......................        X                          2.00/1/
Nevada.....................                       X           3.50
South Dakota...............        X                          1.25/2/
Texas......................                       X           0.04/3/    0.04
West Virginia..............                       X           1.00       1.00
Wyoming....................                       X           1.00
Commonwealth of Puerto Rico        X              X           1.00/4/    1.00


NOTE: The above tax deduction rates are as of January 1, 2008. No tax deductions are made for states not listed above. However, tax statutes are subject to amendment by legislative act and to judicial and administrative interpretation, which may affect both the above lists of states and the applicable tax rates. Consequently, we reserve the right to deduct tax when necessary to reflect changes in state tax laws or interpretation.

     Fora more detailed explanation of the assessment of taxes, see Deductions and Charges--Tax."
-----------------
/1/ Maine changed its tax laws affecting annuities in 2003 retroactive to January 1, 1999. Under the revised statute, annuity premium payments are taxed upon premium payment for payments received on or after January 1, 1999.

/2/ South Dakota law exempts premiums received on qualified contracts from premium tax. Additionally, South Dakota law provides a lower rate of 0.8% that applies to premium payments received in excess of $500,000 in a single calendar year.

/3/ Texas charges an insurance department "maintenance fee" of .04% on annuity considerations, but the department allows this to be paid upon annuitization.


/4/ The tax rate in Puerto Rico was temporarily increased from 1% to 3% effective January 1, 2005. The rate increase expired on June 30, 2007 and the rate going forward is now 1%, effective July 1, 2007.

[LOGO]

PHL Variable Insurance Company
PO Box 22012
Albany, NY 12201-2012

--------------------------------------------------------------------------------

PHL Variable Insurance Company

A member of The Phoenix Companies, Inc.

phoenixwm.com

05FNDEIA

VA4399PR (C) 2008 The Phoenix Companies, Inc.                              5-08

                                    PART II

                   INFORMATION NOT REQUIRED IN A PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Securities and Exchange Commission Registration Fee......... $21,400
Estimated Printing and Filing Costs......................... $12,000
Estimated Accounting Fees................................... $ 4,000

Item 14. Indemnification of Directors and Officers

   Section 33-779 of the Connecticut General Statutes states that: "a corporation may provide indemnification of or advance expenses to a director, officer, employee or agent only as permitted by sections 33-770 to 33-778, inclusive."

   Article VI. Section 6.01. of the Bylaws of the Registrant (as amended and restated effective May 16, 2002) provide that: "Each director, officer or employee of the company, and his heirs, executors or administrators, shall be indemnified or reimbursed by the company for all expenses necessarily incurred by him in connection with the defense or reasonable settlement of any action, suit or proceeding in which he is made a party by reason of his being or having been a director, officer or employee of the company, or of any other company in which he was serving as a director or officer at the request of the company, except in relation to matters as to which such director, officer or employee is finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duties as such director, officer or employee. The foregoing right of indemnification or reimbursement shall not be exclusive of any other rights to which he may be entitled under any statute, bylaw, agreement, vote of shareholders or otherwise."

Item 15. Recent Sales of Unregistered Securities

   Not applicable.

Item 16. Exhibits and Financial Statement Schedules

   (a) 1. Underwriting Agreement - Incorporated by reference to the Initial filing on Form S-1 (File No. 333-55240) as filed via Edgar on February 8, 2001.

        2.  Not applicable.

        3. (i) Articles of Incorporation - Incorporated by reference to the Initial filing on Form S-1 (File No. 333-55240) as filed via Edgar on February 8, 2001.

            (ii) Bylaws of PHL Variable Insurance Company, effective May 16,
                 2002 is incorporated by reference to the filing on Form S-1 (File No. 333-87218_) as filed via Edgar on April 30, 2004.

        4. (i) Single Premium Deferred Equity Indexed Modified Annuity contract (generic version) is incorporated by reference to the Initial filing on Form S-1 (File No. 333-132399) as filed via Edgar on March 14, 2006.

            (ii) Group Single Premium Deferred Equity Indexed Modified Annuity
                 Certificate is incorporated by reference to Pre-effective Amendment No. 1 on Form S-1 (File No. 333-132399) as filed via Edgar on April 7, 2006.

        5.  Opinion regarding legality - Refer to exhibit 23(b).

        6.  Not applicable.

        7.  Not applicable.

        8.  Opinion regarding tax matters - Refer to exhibit 23(b).

        9.  Not applicable.

        10. Not applicable.

        11. Not applicable.

        12. Not applicable.

        13. Not applicable.

        14. Not applicable.

        15. Not applicable.

        16. Not applicable.

        17. Not applicable.

        18. Not applicable.

        19. No applicable.

        20. Not applicable.

        21. The Registrant has no subsidiaries.

        22. Not Applicable

        23. (a)  Consent of PricewaterhouseCoopers LLP, is filed herein.

            (b) Opinion and Consent of Kathleen A. McGah, Esq., is filed herein.


        24. Powers of attorney are incorporated by reference to Post-Effective Amendment No. 6 on Form S-1 (File No. 333-87218) filed via EDGAR on April 25, 2008.


        25. Not applicable.

        26. Not applicable.

    (b) Certain schedules are inapplicable and therefore have been omitted. Applicable schedules are shown in the related financial statement filed herein.

Item 17. Undertakings

   The undersigned registrant hereby undertakes pursuant to Item 512 of Regulation S-K:

    1. To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement:

       i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    4. Not applicable.

    5. Not applicable.

    6. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

       i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

       ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

       iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

       iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

   The undersigned registrant hereby undertakes pursuant to Item 512(h) of Regulation S-K:

   Insofar as indemnification for liability arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes the following:


   In the event that the registrant eliminates any two of the three Indexed Accounts described in the prospectus (the "Prospectus") included in this Post-Effective Amendment No. 3 to the registration statement, upon the elimination of the second such Indexed Account (or, if both Indexed Accounts are eliminated simultaneously, upon the elimination of both such Indexed Accounts) the registrant will send a notice to all contractowners by first class U.S. mail (or other legally permissible means for delivering a required notice) alerting such contractowners to the fact that two of the three Indexed Accounts described in the Prospectus have been eliminated and reminding the contractowners that if they surrender their contract within the 45-day period following the date the notice was mailed (or otherwise sent) to contractowners, any surrender charge or negative market value adjustment that would otherwise be applicable will not be imposed. The notice will explain how contractowners may go about surrendering their contract and will provide a toll-free number contractowners may call to obtain additional information.

                                  SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on this 25th day of April, 2008.


                                              PHL VARIABLE INSURANCE COMPANY

                                              By:
                                                  ------------------------------
                                                  * Philip K. Polkinghorn
                                                  President


By: /s/ Kathleen A. McGah
    --------------------------
*Kathleen A. McGah, as Attorney-in-Fact pursuant to Powers of Attorney.


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated with PHL Variable Insurance Company and on this 25th day of April 2008.



      Signature                          Title
      ---------                          -----

----------------------                   Director, Executive Vice President
*James D. Wehr                           and Chief Investment Officer

----------------------                   Director, Senior Vice President and
*Christopher M. Wilkos                   Corporate Portfolio Manager

----------------------                   Executive Vice President and Chief
*Peter A. Hofmann                        Financial Officer

----------------------                   Director, Senior Vice President and
*David R. Pellerin                       Chief Accounting Officer



By: /s/ Kathleen A. McGah
    --------------------------
*Kathleen A. McGah, as Attorney-in-Fact pursuant to Powers of Attorney.

                                      S-1